     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1998

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   FORM SB-2
                                ---------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          NORTHERN RADIO NETWORK CORP.
       (Exact name of small business issuer as specified in its charter)
                           --------------------------

            NEVADA                           4832                  53-2105285
 (State or other jurisdiction    (Primary Standard Industrial   Employer ID No.
     of incorporation or         Classification Code Number)
        organization)

                           --------------------------

                                 1491 M-32 WEST
                             ALPENA, MICHIGAN 49707
                                  517-354-4611
          (Address and telephone number of principal executive office)

                             DR. ROBERT M. CURRIER
                            CHIEF EXECUTIVE OFFICER
                                 1491 M-32 WEST
                             ALPENA, MICHIGAN 49707
                                  517-354-4611
           (Name, address, and telephone number of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:
                              GREGORY BARTKO, ESQ.
                          LAW OFFICE OF GREGORY BARTKO
                           3475 LENOX ROAD, SUITE 400
                               ATLANTA, GA. 30326
                                  404-238-0550
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                     AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE AMOUNT OF
            SECURITIES TO BE REGISTERED                   REGISTERED                SHARE            OFFERING PRICE(1)
Common Stock, $.001 par value(2)...................        1,650,000                $5.00               $8,250,000
Consultant's Warrants..............................         350,000                 $-0-                   $-0-
Representatives' Warrants..........................         250,000                 $-0-                   $-0-
Shares of Common Stock Underlying Consultant's and
  Representatives' Warrants(3).....................         600,000                 $6.00               $3,600,000
Total:.............................................        2,250,000                                    $11,850,000


              TITLE OF EACH CLASS OF
            SECURITIES TO BE REGISTERED                       FEE
Common Stock, $.001 par value(2)...................         $2,435
Consultant's Warrants..............................           $0
Representatives' Warrants..........................           $0
Shares of Common Stock Underlying Consultant's and
  Representatives' Warrants(3).....................         $1,062
Total:.............................................         $3,497

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes Common Stock offered in the Offering and issuable upon exercise of the Underwriters' Over-Allotment Option, which equals an additional 150,000 Shares.

(3) Consists of Common Stock issuable upon exercise of the Consultant's and Representatives' Warrants.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          NORTHERN RADIO NETWORK CORP.
                             CROSS-REFERENCE INDEX

ITEM NO. AND HEADING IN
FORM SB-2 REGISTRATION STATEMENT                                                LOCATION IN PROSPECTUS
--------------------------------------------------------------  ------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus...................  Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.......................................  Inside Front and Outside Back Cover of Prospectus

       3.  Summary and Risk Factors...........................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds....................................  Use of Proceeds; Risk Factors

       5.  Determination of Offering Price....................  Front Cover Page; Underwriting

       6.  Dilution...........................................  Dilution; Risk Factors

       7.  Selling Security Holders...........................  Not Applicable

       8.  Plan of Distribution...............................  Underwriting

       9.  Legal Proceedings..................................  Legal Proceedings

      10.  Directors, Executive Officers, Promoters and
             Controlling Persons..............................  Management

      11.  Security Ownership of Certain Beneficial Owners and
             Management.......................................  Security Ownership of Management and Principal
                                                                  Shareholders

      12.  Description of Securities..........................  Description of Securities

      13.  Interest of Named Experts and Counsel..............  Legal Matters; Experts

      14.  Disclosure of SEC Position on Indemnification For
             Securities Act Liabilities.......................  Management--Indemnification and Limitation of
                                                                  Liability of Directors

      15.  Organization Within Last Five Years................  The Company; Business--Overview

      16.  Description of Business............................  Prospectus Summary; Risk Factors; Business

      17.  Management's Discussion and Analysis or Plan Of
             Operation........................................  Management's Discussion and Analysis or Plan of
                                                                  Operation; Financial Statements; Business

      18.  Description of Property............................  Business

      18.  Certain Relationships and Related Transactions.....  Certain Transactions

      19.  Market for Common Equity and Related Stockholder
             Matters..........................................  Market for Common Stock

      21.  Executive Compensation.............................  Management--Executive Compensation

      22.  Financial Statements...............................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure..............  Not Applicable

                  SUBJECT TO COMPLETION, DATED JUNE   , 1998.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                          NORTHERN RADIO NETWORK CORP.
                                1,500,000 SHARES
                                  COMMON STOCK
                               ------------------

    Northern Radio Network Corp., a Nevada corporation (the "Company"), is offering 1,500,000 shares (the "Shares") of its common stock, $.001 par value (the "Common Stock").

    Prior to this Offering, there has been no public market for the Common Stock. The Company has applied for listing its Common Stock for trading on the NASDAQ SmallCap Stock Market-TM- under the symbol "NRAD," subject to the completion of this Offering.

    It is currently anticipated that the offering price of the Shares will be between $4.50 and $5.50 per share. The public offering price of the Shares will be determined by negotiation between the Company and the Underwriters named below (hereinafter referred to as, the "Representatives"), as representatives of the several underwriters ("Underwriters"). For a discussion of the factors considered in determining the public offering price, see "Underwriting."
                            ------------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" AT PAGE   .
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                                           DISCOUNTS AND        PROCEEDS TO
                                                      PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $

(1) Excludes a non-accountable expense allowance equal to 3% of the gross proceeds of this offering, payable to the Representative, and five-year warrants (the "Consultant's Warrants" and the "Representatives' Warrants") entitling the Representatives and Consultants to collectively purchase up to 600,000 shares of Common Stock at an exercise price equal to 120% of the public offering price per share. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company of approximately $384,997 including the non-accountable expense allowance to the Representative. See "Underwriting."

(3) The Company will grant the Underwriters an option, exercisable within 45 days from the date of this Prospectus to purchase up to an additional 150,000 shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $8,250,000, $825,000 and $7,040,003 respectively, assuming an offering price for the Common Stock of $5.00 per share. See "Underwriting."

    The Shares are being offered by the several Underwriters, subject to prior sale, when and if delivered to and accepted by the Underwriters, and subject to their right to reject any order, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates representing the
Shares will be made against payment therefor at               on or about
              , 1998.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

    The Company will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants. The Company will also file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission").

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. FURTHER, SUCH PERSONS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THE MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the offer of Common Stock. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy materials and other information with the Commission. The reports, proxy materials and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:// www.sec.gov.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION WITH REGARD TO THE CAPITAL STOCK OF THE COMPANY IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE INFORMATION, ASSUMES (I) NO EXERCISE OF ANY OUTSTANDING OPTIONS OR WARRANTS OF THE COMPANY PRIOR TO THE OFFERING DESCRIBED HEREIN, AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, OR THE REPRESENTATIVES' WARRANTS. (SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING") CERTAIN TERMS USED IN THIS PROSPECTUS ARE DEFINED HEREIN UNDER THE CAPTION "DESCRIPTION OF THE COMMON STOCK." AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO NORTHERN RADIO NETWORK CORP. ("NRAD") AND ITS WHOLLY-OWNED SUBSIDIARIES, IVES BROADCASTING, INC. AND DARAKA BROADCASTING, INC. TO BE ACQUIRED PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION ENTERED INTO BY THE COMPANY.

                                  THE COMPANY

    Effective as of June 22, 1998, and pursuant to an Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Reorganization Agreement"), by and among Ives Broadcasting, Inc. ("Ives"), Daraka Broadcasting, Inc. ("Daraka"), Northern Radio Network Corp. ("Company"), and Dr. Robert M. Currier ("Dr. Currier") among other things, (i) the Company has agreed to acquire all of the outstanding capital stock of Daraka for cash consideration of $1,500,000;
(ii) the Company has agreed to acquire all of the outstanding capital stock of Ives from Dr. Currier in exchange for 1,700,000 shares of the Company's Common Stock, $.001 par value per share; (iii) these purchase transactions will occur simultaneous with the closing of the offering herein made by the Company; and
(iv) Ives and Daraka will thereafter remain as first tier operating subsidiaries of the Company. Following the effectiveness of the Reorganization Agreement, Ives and Daraka will be wholly-owned by the Company, which will thereafter operate the subsidiaries as a holding company. The Company will then be the controlling enterprise for all of the radio station properties owned and formerly operated by Ives and Daraka.

    The Company is one of the largest radio broadcasting companies in Northern Michigan. Upon consummation of the Pending Transaction (as defined) the Company will own and operate six radio stations (5 FM and 1 AM) in small, but developing Northern Michigan markets, including two of Northern Michigan's largest radio revenue markets. Upon consummation of the Pending Transaction, the Company's portfolio will include the first or second ranked station cluster in terms of revenue share in two markets.

    The Company's strategy is to solidify its operations of the existing group of radio stations which already form a network of properties that blanket Northeast Lower Michigan, and to expand upon that network by securing the leading clusters of radio stations in the markets in which it operates, markets adjacent thereto in Northern Michigan, and markets in Ohio and Indiana. Upon consummation of the Pending Transaction, the Company's station portfolio will include a total of 6 station properties located in Alpena, Rogers City, West Branch, Tawas City, and Oscoda, Michigan.

    The Company's portfolio is geographically diversified and employs a wide variety of programming formats, including hot adult contemporary, country, and oldies, plus each station features local and regional news and sports. Each of the Company's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, the Company is not unduly reliant on the performance of any one station or market. Although the largest single market to be served by the Company represented more than 46% of the Company's total revenue for the period ended December 31, 1997, the Company's acquisition strategy and recent expansion into other radio markets makes the Company less reliant on this single market.

    The Company's principal executive office is located at 1491 US-23 West, Alpena, Michigan 49707, and its telephone number is (517)354-4611.

                               BUSINESS STRATEGY

    The Company's senior management team, led by Dr. Robert M. Currier and Mark Thomas, has extensive experience in acquiring and operating small market radio station properties in Northern Michigan. The Company's business strategy is to assemble and operate radio station properties in order to maximize broadcast cash flow generated in each market. This strategy relies on the following six key elements.

    CREATE SMALL MARKET SUPERDUOPOLIES. The Company seeks to be the owner and operator of the leading superduopoly in the largest markets in Northern Michigan, and to expand into markets in Ohio and Indiana. Management believes that the revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, will enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability than that of operators and broadcasters in smaller, more fragmented markets. The Pending Transaction will complement the Company's existing stations in the mid-Michigan markets. The Company expects to continue to selectively pursue acquisition opportunities in the smaller radio markets in which it will compete as well as in other medium sized markets. The Company's plans are to acquire additional radio station properties to gain a foothold in the medium-sized markets of the Traverse City and Saginaw, Michigan areas, plus enter select markets in Ohio and Indiana where acquisition targets are available and have been identified.

    MAXIMIZE SUPERDUOPOLY REVENUE AND EXPENSE SYNERGIES. The Company seeks to capitalize on the revenue growth and expense savings opportunities of superduopolies that have been created or that will be created by the Pending Transaction (as defined). Superduopolies have only been permissible since the passage of the Telecommunications Act of 1996 (the "1996 Act") in January 1996. Management believes that substantial benefits can be derived from the successful integration of these station properties. Management also believes that radio station properties can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation, commissions, employee benefits, insurance premiums, programming, management, administration, and other operating costs.

    ESTABLISH STRONG LISTENER LOYALTY. Management believes that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness. The Company also conducts market research to help identify programming format opportunities and attract new listeners. Management believes that institutionalizing its radio stations in their markets through programming, marketing and research ensures steady long-term audience share ratings.

    MAINTAIN STRICT COST CONTROLS. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable Management to evaluate station performance on a current basis. The Company's focus has been on maximizing superduopoly revenues and maintaining cost controls. The Company also carefully monitors capital expenditures.

    DEVELOP EXPERIENCED, INCENTIVIZED MANAGEMENT TEAM. The Company believes that management depth is critical to achieving superior operating performance in a portfolio as diversified as the Company's. The Company's senior management team of Dr. Robert M. Currier, Mark Thomas, and Michael Bradford, collectively have an aggregate of more than 50 years of radio industry operating experience. This senior management team is supported by an experienced team of veteran group operators and station managers. At the station level, the Company seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. The Company believes that the incentives it offers to its employees, as well as its reputation in the radio industry, will enable it to continue to be successful in recruiting top industry employees in the Company's markets.

    MAXIMIZE FREE CASH FLOW. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs and capital expenditures, the Company seeks to maximize broadcast cash flow and, ultimately, free cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments, dividend requirements and capital expenditures). This focus on free cash flow should facilitate reduction of leverage without undue dependence on capital markets and position the Company to pursue attractive acquisitions.

                              ACQUISITION STRATEGY

    The Company is one of the leading consolidators of radio stations in small-sized markets in Northern Michigan. Management has achieved this position using an acquisition strategy that it believes allows the Company to develop radio station clusters at reasonable prices. The Company intends to first seek to enter attractive new small-sized markets by acquiring stations. The Company then plans on using the initial acquisition as a platform to acquire additional stations. Management believes that by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial experience it can improve the operating performance and financial results of acquired stations. Although the Company's primary acquisition strategy is to acquire and operate stations in small-sized markets in Michigan, Ohio and Indiana, the Company may in the future retain and operate medium-sized market stations. Any acquisitions made by the Company may be for cash, debt, property or capital stock or stock equivalents of the Company or a combination thereof.

                              RECENT DEVELOPMENTS

    For a further discussion of the transactions described below, see "Business and Properties" and "Pro Forma Financial Information."

PENDING TRANSACTION

    The Company entered into a Local Marketing Agreement ("LMA") effective January 1, 1998 with a sixth station located in Oscoda, Michigan, WCLS-FM, which is a county of approximately 24,500 people north of the Company's existing station properties in Tawas City, Michigan. An LMA is a contractual agreement whereby an FCC licensee leases the station facilities of another FCC licensee within the same or crossover markets. Management believes that LMAs permit two or more radio stations to operate together more efficiently and economically than either station could by itself. In this manner, Management believes it can operate its growing station base more profitably. On May 8, 1998, the Company entered into an Asset Purchase Agreement with the owner of WCLS, Spectrum Communications, Inc. for the sale of all of the assets and licenses used in the operation of WCLS-FM ("Spectrum Agreement"). The transfer of ownership of all assets and FCC licenses of WCLS-FM is subject to approval by the FCC and is to occur simultaneously with the closing of the Company's public offering made by this Prospectus.

                                  THE OFFERING

Securities Offered................  1,500,000 Shares of $.001 par value per share of Common
                                    Stock. See "Description of Securities"

Common Stock Outstanding Before
  The Offering....................  1,700,000 Shares(1)

Common Stock Outstanding After The
  Offering........................  3,200,000 Shares(1)(2)

Use of Proceeds...................  To complete the acquisition of the Pending Transaction;
                                    to hire additional sales and management personnel for
                                    the operations of the radio station properties being
                                    purchased in the Pending Transaction; for the payment of
                                    certain outstanding indebtedness of Ives and Daraka; for
                                    the payment to Dr. Currier of the cash price for his
                                    Daraka Stock pursuant to the Reorganization Agreement;
                                    for working capital and for general corporate purposes.

Proposed NASDAQ SmallCap-TM- Stock
  Market Trading Symbol...........  "NRAD"

------------------------

(1) Does not include (i) 290,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Company' Stock Incentive Plan ("Option Plan"), of which no options are outstanding or granted at the date of this Prospectus; (ii) 600,000 shares of Common Stock reserved for issuance upon exercise of the Consultant's and Representatives' Warrants (as hereinafter defined); (iii) 10,000 shares of Common Stock reserved for issuance upon the exercise of options committed for issuance to the Company's Chief Operating Officer, Mark Thomas, at the same price per share as Common Stock sold in this Offering (the "Thomas Options"). See "Management-Stock Incentive Plan" and "Description of Securities" and "Underwriting"

(2) Assumes no exercise of (i) the Underwriters' Over-Allotment Option; (ii) the Representatives' and Consultant's Warrants; and (iii) the Thomas Options.

    The information contained in this Prospectus relates solely to the issuance of up to 1,500,000 shares of Common Stock and the additional 150,000 Shares of Common Stock included in the Over-Allotment Option granted to the Underwriters. The Shares are being offered and sold to the public through the Underwriters on the terms set forth under "Underwriting."

                  SUMMARY SELECTED AND PROFORMA FINANCIAL DATA

    The following table sets forth summary selected historical and unaudited performance combined financial data of the Company. The historical financial data presented for fiscal years 1993, 1994, and 1995 are derived from unaudited combined financial statements, and for fiscal years 1996 and 1997 are derived from the audited combined financial statements of Ives and Daraka. The historical data presented for each of the three months ended March 31, 1997 and 1998 are derived from unaudited financial statements which, in the opinion of Management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The historical financial data includes the operating results of each acquired business from the date of acquisition in accordance with the purchase method of accounting. The historical results of operations for the three months ended March 31, 1998 are not necessarily indicative of future results. The historical results of operations should be read in conjunction with the financial information appearing elsewhere in this Prospectus. See "Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"

    The unaudited pro forma financial data are presented using the purchase method of accounting to reflect (i) the combination of historical financial data of Ives, Daraka, and the Pending Transaction (collectively, the "Completed Transactions").

    The summary pro forma financial information set forth below under Company Pro Forma Combined presents adjustments for (i) in the case of the Operating Data and Other Data, the Completed Transactions, the receipt of the net proceeds in this Offering, as if said transactions had occurred on January 1, 1997 and
(ii) in the case of the Balance Sheet Data, for the Completed Transactions consummated on January 1, 1997, and receipt of the net proceeds of this Offering as if such transactions had occurred on January 1, 1997.

                                                                                                                PRO FORMA
                                                              HISTORICAL                                   --------------------
                              ---------------------------------------------------------------------------
                                                                                         THREE MONTHS          THREE MONTHS
                                             YEAR ENDED DECEMBER 31                     ENDED MARCH 31        ENDED MARCH 31
                              -----------------------------------------------------  --------------------  --------------------
                                1993       1994       1995       1996       1997       1997       1998       1997       1998
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Statements of Operations
  Data:
  Net Sales.................    813,953    995,995  1,324,756  1,494,488  1,703,444    343,837    307,907    360,491    307,907
  Operating expenses
    excluding depreciation
    and amortization........  1,164,067  1,640,787  1,684,263  1,763,947  1,813,332    445,462    422,248    493,600    422,248
    Operating Loss..........    350,114    644,792    359,507    269,459    109,888    101,625    114,341    133,109    114,341
Depreciation and
  Amortization..............    115,000    125,000    135,000    155,514    167,341     38,878     41,835     44,128     47,085
Other Income (Expenses).....    100,638     70,013     19,209     (4,144)    22,549     17,896     10,679     17,896     10,679
Net Loss....................   (364,476)  (699,779)  (475,298)  (429,117)  (254,680)  (122,607)  (145,497)  (159,341)  (150,747)
Basic Loss Per Share........      (4.34)     (8.33)     (5.66)     (5.11)     (3.03)     (1.46)     (1.73)     (1.90)     (1.79)
Balance Sheet Data:
  Working Capital...........   (523,520)  (888,720)    61,817   (256,881)  (502,949)  (221,203)  (715,219)  (221,203)  (715,219)
  Total Assets..............  1,365,754  1,518,918  1,390,280  1,363,899  1,269,029  1,389,660  1,307,014  1,699,410  1,595,764
  Total Debt................  1,198,700  1,812,320    100,805    399,433    335,043    549,533    442,436    549,533    442,436
  Stockholders' Equity......   (464,833) (1,319,012)   958,172   529,055    253,479    406,448    105,382    369,714    (15,319)

------------------------

                           FORWARD-LOOKING STATEMENTS

    Certain statements made in this Prospectus are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this Prospectus are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE; HISTORY OF NET LOSSES AND INSUFFICIENCY OF EARNINGS TO
  COVER FIXED CHARGES

    The Company has consolidated indebtedness that is substantial in relation to its stockholders' equity. The Company is subject to the terms of certain bank debt with its lender, NBD Bank, Alpena, Michigan ("Bank Facility"), loans outstanding to a shareholder and its Chief Executive Officer ("Shareholder Loans") which are memorialized by a series of promissory notes, and the terms of the LMA and the Spectrum Agreement covering the Pending Transactions. The Bank Facility, the Shareholder Loans and the Spectrum Agreement covering the Pending Transactions do not prohibit the incurrence of additional indebtedness by the Company. As of December 31, 1997 the Company had outstanding long-term indebtedness (including current portion and stockholder loans) of approximately $659,919. As of March 31, 1998, on a pro forma basis after giving effect to those Completed Transactions consummated after such date, and receipt of the net proceeds of this Offering, the Company would have had outstanding long term indebtedness (including current portion) of approximately $716,808, and stockholder's equity of $9,255,377. See "Capitalization."

    The degree to which the Company is leveraged could have material consequences to the Company and the holders of the Common Stock, including, but not limited to the following: (i) its ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a material portion of its cash flow will be required for debt service under the Bank Facility, and, as a result, will not be available for other purposes, (iii) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions and (iv) the agreements governing its long-term debt and the Bank Facility contain numerous restrictive operating and financial covenants with which it must comply. The failure by the Company to comply with the covenants in such debt instruments could result in an event of default thereunder, which could permit acceleration of the debt under such instruments and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Securities" "Description of Certain Indebtedness."

    The ability of the Company to satisfy its obligations under the Bank Facility and the Spectrum Agreement will depend upon the Company's future operating performance. Such operating performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company anticipates that its operating cash flow and the net proceeds of this Offering, together with borrowings under the Bank Facility, will be sufficient to meet its operating expenses and to service its debt as it becomes due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, it will be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, or that the approval of the FCC could be obtained on a timely basis, or at all, for the transfer of any of the stations' licenses in connection with a proposed sale of assets.

    The Company has historically experienced, on a combined basis, net losses. Ives' and Daraka's combined net loss attributable to Common Stock for the years ended December 31, 1996 and 1997 was $441,575, and $275,576 respectively. On a pro forma basis, after giving effect to the Completed Transactions consummated after such date, the Pending Transactions and receipt of the net proceeds of this

Offering, the Company's net loss attributable to Common Stock for the three months ended March 31, 1998 would have been $(150,747). The acquisition of radio broadcasting stations has been and will continue to be an important part of the Company's operating strategy, and the Company expects that amortization and depreciation charges and interest expenses relating to past and possible future acquisitions will continue to have a significant adverse effect on the Company's reported results.

FUTURE PROFITABILITY UNCERTAIN

    The Company's ability to achieve a profitable level of operations in the future will depend in large part on the availability of radio station properties for acquisition on terms acceptable to the Company, increasing revenues for the Company, the ability of Management to incorporate acquisitions of radio properties into the Company's network of broadcast properties, and the availability of financing to make such acquisitions. The likelihood of long-term success of the Company must be considered in light of the expenses, difficulties, FCC regulatory uncertainties, and other impediments frequently encountered in the operation of broadcast properties and the acquisition and integration of such properties. There can be no assurance that the Company will ever achieve significant revenues or profitable operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL ACQUISITION FINANCING

    The Company intends to use a combination of shares of its Common stock, cash and debt obligations in making future acquisitions. The extent to which the Company will be able or willing to use the Common stock for this purpose will depend on its market value from time to time and the willingness of potential sellers of acquisition targets to accept it as full or partial payment. To the extent the Company is unable to use the Common Stock to make future acquisitions, its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financing. The Company has a line of credit in the amount of $275,000, of which $58,720 was unused as of March 31, 1998.

NECESSITY OF GOVERNMENTAL REVIEWS AND APPROVALS PRIOR TO CONSUMMATION OF THE
  PENDING TRANSACTIONS

    Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. To date, (i) the FCC has not approved any of the Pending Transactions, although management of the Company believes that such transactions will be approved in due course. There can be no assurance that any governmental agency, including the FCC, will approve or take any other required action with respect to any of the Pending Transactions or, if approvals are received or actions are taken, that such approvals or actions will not require further, possibly numerous divestitures, or be conditioned upon matters that would cause the Company to abandon one or more of the Pending Transactions or that no action will be brought challenging such approvals or actions, or, if such challenge is made, as to the result thereof.

INTEGRATION OF ACQUISITIONS

    The Company plans on holding a materially larger portfolio of radio stations than the Company has held in the past. In addition, management and its acquisition consultant are regularly involved in discussions with third parties regarding potential acquisitions, and the Company may pursue an active acquisition strategy that could result in additional expansion in the future. As a result of the Company's acquisition strategy, the Company's management will be required to manage a materially larger radio station group than historically has been the case. The Company's future operations and earnings will be largely dependent on the Company's ability to integrate the stations proposed to be acquired thereunder. The Company must, among other things, integrate management and employee personnel and combine certain administrative procedures. The integration of the stations proposed to be acquired involve numerous other risks, including the potential loss of key employees of acquired stations. There can be no assurance that the Company will successfully integrate the stations proposed to be acquired, and the failure to do so could have a material adverse effect on its results of operations and financial condition. In addition, the need to focus management's attention on the integration of these stations may limit the ability of the Company to successfully pursue other opportunities for a period of time.

    The acquisition strategy of the Company involves numerous other risks, including increasing leverage and debt service requirements, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. The availability of additional acquisition financing cannot be assured, and depending on the terms of the proposed acquisitions and financings, could be restricted by the terms of the Bank Facility. There can be no assurance that any future acquisitions will not have a material adverse effect on the Company's financial condition and results of operations.

COMPETITIVE NATURE OF RADIO BROADCASTING

    The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations will be dependent, to a significant degree, upon its audience size ratings and share of the overall advertising revenue within its market. The Company's stations will compete for listeners and advertising revenue directly with other radio stations, as well as with other media, within their respective markets. The Company also will compete with other broadcasting operators for acquisition opportunities, and prices for radio stations in small, mid-sized and major markets have increased significantly in recent periods. To the extent that the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than the Company. The audience size ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of their stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience size ratings or advertising revenue market share.

    The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional multi-channel and multi-format satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

RADIO BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION

    The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act of 1934 as amended (as amended by the 1996 Act, the "Communications Act"). Approval of the FCC is required for the issuance, renewal or transfer of radio broadcast station operating licenses. See "Necessity of Governmental Reviews and Approvals Prior to Consummation of the Pending Transactions" above. In particular, the Company's business is dependent upon its continuing to hold radio broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the stations' licenses will be renewed at their expiration dates, or that renewals, if granted, will not include conditions or qualifications that could adversely affect the Company's operations. In addition, the Communications Act and FCC rules restrict alien ownership and voting of capital stock of, and participations in the affairs of the Company. Moreover, laws, regulations and policies may be changed significantly over time and there can be no assurance that such changes will not have a material adverse affect on the business, financial condition and results of operations of the Company.

    The 1996 Act, which amended the Communications Act in a number of important respects, has created significant new opportunities for radio broadcasters, but also has created uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act. Although the 1996 Act eliminated the national ownership ceiling previously applicable to radio broadcasters and also loosened restrictions previously applicable to ownership within single markets, significant restrictions remain on permitted levels of local ownership. In markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be FM or AM; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be FM or AM; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be FM or AM; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total and no more than three AM or FM. Compliance with the FCC's multiple ownership rules is expected to cause the Company and other radio broadcasters to forego acquisition opportunities that they might otherwise wish to pursue. Compliance with these rules by third parties may also have a significant impact on the Company as, for example, in precluding the consummation of swap transactions that would cause such third parties to violate multiple ownership rules.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

    The Bank Facility contains certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior debt, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, enter into sale and leaseback transactions, conduct business other than the ownership and operation of radio broadcast stations, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Bank Facility requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Bank Facility. In the event of an event of default under the Bank Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Bank Facility, if the Company were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the Bank Facility indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including any indebtedness arising from the Acquisition Agreements. Substantially all the assets of the Company have been pledged as security under the Bank Facility. See "Description of Securities" and "Description of Indebtedness."

DEPENDENCE ON KEY PERSONNEL

    The Company's business will be dependent upon the performance and availability of certain key individuals, specifically Dr. Robert M. Currier, the Chairman and Chief Executive Officer of the Company and Mark Thomas, the President and Chief Operating Officer of the Company. The loss of the services of Messrs. Currier or Thomas could have a material and adverse effect on the Company. The Company does not carry any life insurance coverage on the life of either Dr. Currier or Mr. Thomas, and consequently, any loss of their services to the Company would not be readily recoverable.

CONTROL OF THE COMPANY

    Gen Ex Capital Corp, Inc. ("Gen Ex") is entitled to receive the Consultant's Warrants entitling it to acquire 350,000 shares of Common Stock at an exercise price equal to 120% of the offering price to the public in this Offering, which upon exercise, equates to approximately 10.4% of the outstanding shares of the Common Stock of the Company assuming that all Shares in this Offering are sold, including the Over-Allotment Option. Dr. Robert M. Currier will hold approximately 50.7% of the outstanding shares of Common Stock of the Company assuming all shares in this Offering including the Over-Allotment Option are sold. In addition to Dr. Currier, two other directors of the Company are also executive officers and one such director and officer holds options to acquire 10,000 shares of Common Stock representing less than 1% of the outstanding shares of Common Stock of the Company, assuming all of the Shares in this Offering are sold, including the Over-Allotment Option. Accordingly, Gen Ex and the existing officers and directors of the Company will have substantial influence on all matters submitted to a vote of the holders of the Common Stock, and the combined voting power of Gen Ex and Dr. Currier may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company. See "Security Ownership of Certain Beneficial Owners."

BROAD DISCRETION AND APPLICATION OF PROCEEDS

    The Company expects that the net proceeds of this Offering will be used principally for the acquisition in the Pending Transaction (as defined), repayment of certain shareholder loans, the cash payment to Dr. Currier for his Daraka Stock pursuant to the Reorganization Agreement, working capital and for general corporate purposes. The Company is not currently able to estimate precisely the allocation of the net proceeds among such uses, and the time and amount of expenditures will vary depending upon numerous factors. The Company's Board of Directors will have broad discretion to allocate the proceeds of this Offering and to determine the timing of expenditures. See "Use of Proceeds."

SUBSTANTIAL DILUTION

    Investors acquiring Shares offered hereby will incur immediate and substantial price dilution of their investment of approximately $3.08 per share, or 62% of the Offering price, based upon the Company's adjusted net tangible book value as of December 31, 1997. To the extent that outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution to investors acquiring Shares. See "Dilution."

OFFERING PRICE ARBITRARILY DETERMINED

    The Offering price of the Shares being offered hereby were determined by negotiation between the Company and the Representatives and is not necessarily related to the value of the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company. See
"Underwriting."

POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBILE FOR FUTURE SALE

    Sales of Common Stock (including Common Stock issued upon the exercise of options and warrants) in the public market after this Offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems acceptable, or at all. At the closing of the Completed Transactions (as herein defined), 1,700,000 shares of the Company's $.001 par value Common Stock, will be issued in exchange for all of the outstanding common stock of Ives, which is owned by Dr. Robert M. Currier ("Ives Stock") All of the Common Stock received by Dr. Currier in exchange for the Ives Stock will be deemed "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under

Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owns restricted shares of Common Stock for at least one (1) year is entitled to sell, within any three
(3) month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not, and who has not been an affiliate of the Company for at least three (3) months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least two (2) years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of these 1,700,000 restricted shares, none of the shares of Common Stock are eligible for sale in the public market without restriction in reliance upon Rule 144(k) under the Securities Act. Of the 1,700,000 restricted shares, all are beneficially owned by Dr. Currier, who has agreed, pursuant to lock-up agreements, that he will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by him or that could be purchased by him by the exercise of options or warrants to purchase Common Stock of the
Company, through a period of       days after the date of this Prospectus
without the prior written consent of the Underwriters. Upon the expiration of the lock-up agreements, and after the passage of one year from the exchange of the Ives Stock for the Company's Common Stock, the 1,700,000 shares of Common Stock held by Dr. Currier will be immediately eligible for resale subject to the volume limitations of Rule 144.

    In accordance with the Consulting Agreement entered into between the Company and Gen Ex, the Company may also be obligated to grant warrants to purchase an additional 350,000 shares of Common Stock to Gen Ex in accordance with the Consulting Agreement, which shares of Common Stock will be eligible for resale in accordance with the volume and holding period limitations of Rule 144 or such shares would be subject to resale pursuant to a current prospectus filed as a part of this Registration Statement. The Consultant's Warrants, if and when granted, will contain a "cashless exercise" provision which will allow the Rule 144 holding period applicable to the resale of the Common Stock issued if the Consultant's Warrants are exercised, to begin from the date the Consultant's Warrants are granted. Therefore, either under Rule 144 or pursuant to a current prospectus filed as a part of this Registration Statement, 350,000 shares of Common Stock will be eligible for resale one year after the Company grants the Consultant's Warrants to the Consultant. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor. See "Shares Eligible For Future Sale."

POSSIBLE DILUTION FROM FUTURE SALES OF COMMON STOCK

    The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the offering price in this Offering and therefore could represent further substantial dilution to investors in this Offering. In addition, the Board of Directors could issue large blocks of Common Stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. See "Description Of Securities" and "Shares Eligible For Future Sale."

POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF PREFERRED STOCK

    The Company's Articles of Incorporation, as amended, authorize the issuance of up to 5,000,000 shares of $.001 par value Preferred Stock, none of which are outstanding. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, the Board of Directors could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common Stock shareholders have no redemption rights. In addition, the Board of Directors could issue large blocks of Preferred Stock to fend against unwanted tender offers or hostile takeovers without further stockholder approval. See "Description Of Securities" and "Shares Eligible For Future Sale."

MANAGEMENT'S VOTING INFLUENCE

    Upon consummation of this Offering, the Company's Chief Executive Officer, Dr. Robert M. Currier will own 1,700,000 shares of Common Stock, approximately 50.7% of the total issued and outstanding shares following completion of the Offering, and including consideration of the issuance of additional shares of Common Stock for the Over-Allotment Option. All of the Company's officers and directors as a group own 1,700,000 shares of Common Stock, and unvested options exercisable to acquire an additional 10,000 shares of Common Stock. Even giving effect to the exercise of their outstanding and unvested options, the Company's officers and directors as a group would exercise voting control over 50.8% of the Company's outstanding shares of Common Stock following completion of the Offering. There can be no assurance that the Company's officers and directors will be able to implement the plans and strategies described in this Prospectus. See "Security Ownership of Certain Beneficial Currents."

ABSENCE OF PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK; POSSIBLE LOSS
  OF NASDAQ LISTING

    Prior to the consummation of this Offering, no public market existed for the Common Stock. While the Company has made application to gain listing and trading privileges for the Shares on the NASDAQ SmallCap-TM- Stock Market, there can be no assurance that such a market will exist in the future, even if the Common Stock is approved for listing on NASDAQ. Even if such application is granted, in order to continue to be listed on NASDAQ, the Company must satisfy certain maintenance standards which relate to the Company's net tangible assets and public trading price of its securities. Currently, NASDAQ rules require that a listed company maintain certain minimum net tangible assets and a minimum public trading price of $1.00 per share. As a result, there can be no assurance that the Company's securities will continue to be listed on NASDAQ. If the Common stock were to be delisted from NASDAQ, trading, if any, in those securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements, or in what is commonly referred to as the "pink sheets." As a result, an investor would find it substantially more difficult to dispose of, or to obtain accurate price quotations for the Common stock, and depending upon several factors including future market prices of the Common Stock, the Company's securities could become subject to the "penny stock" rules. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the Shares. Moreover due to the relatively low price of the Common Stock, many brokerage firms may not effect transactions in the Common Stock. See "Description Of Securities."

RISKS OF PRICE AND VOLUME FLUCTUATIONS

    The small capitalization markets for securities such as the Common Stock, assuming the Common Stock is accepted for trading on NASDAQ, historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new radio industry developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Common Stock. As a result, an investor would find it substantially more difficult to dispose of, or to obtain accurate quotations as to the price of the Common Stock, and depending upon several factors including future market price of the Common Stock, the Company's securities could become subject to the "penny stock" rules. See "Risk Factors--The Securities Enforcement and Penny Stock Reform Act of 1990."

THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. See "Certain Market Information."

    Although application has been made to have the Common Stock approved for quotation on the NASDAQ SmallCap Market, there can be no assurance that they will be approved or if approved will remain eligible to be included on NASDAQ. In the event that the Common Stock were no longer eligible for quotation on NASDAQ and as a result is delisted, the Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investments in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. It contains an explanation and disclosure of the bid and offer prices of the security, any retail charges added by the dealer to those prices ("markup" or "markdown"), and the amount of compensation or profit to be paid to or received by the salesperson in connection with the transaction. The disclosure contains further admonitions for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security as well as the salesperson with whom the investor is working, and to understand the risky nature of an investment in the security. Further, the disclosure includes information regarding the market for penny stocks, explanations regarding the influence that market makers may have upon the market for penny stocks and the risk that one or two dealers may exercise domination over the market for such security and therefore control and set prices for the security not based upon competitive forces. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Common Stock because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock in this offering to dispose of their securities.

POTENTIAL ADVERSE EFFECTS OF MARKET OVERHEANG FROM WARRANTS AND OUTSTANDING

    Assuming the grant of the Consultant's Warrants, the Representatives' Warrants and the Thomas Options, the Company will have outstanding options and warrants exercisable to acquire 610,000 shares of Common Stock, all of which warrants and options will be fully vested and exercisable within one year from the date of this Prospectus. In addition, the Company has 290,000 shares of Common Stock reserved for issuance under the Option Plan, but has not yet granted any options in accordance with the Option Plan. To the extent that such stock options or warrants are exercised, dilution to the ownership interests of the Company's shareholders may occur. Exercise of these options or warrants, or even the potential of their exercise may have an adverse effect on the trading price and market for the Common Stock. The holders of the options or warrants are likely to exercise them at times when the market price of the Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. Holders of the options or warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants. See "Description of Securities."

UNDERWRITERS' INFLUENCE ON THE MARKET

    A significant number of the Shares may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters from time to time in the future may make a market in and otherwise effect transactions in the Common Stock. To the extent the Underwriters do so, they may be a dominating influence in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Common Stock. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Common Stock at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the Common Stock. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Shares offered hereby, assuming an offering price of $5.00 per share, are estimated to be approximately $6,365,003 ($7,040,003 if the Over-Allotment Option is exercised in full) after deducting the underwriting discount and Offering expenses.

USE                                                                                   AMOUNT       PERCENT
---------------------------------------------------------------------------------  ------------  -----------
Capital For Pending Transactions
  WCLS Acquisition...............................................................  $    312,000           5%
  Daraka Acquisition(1)..........................................................     1,500,000          24
Capital For Anticipated Transactions(2)..........................................     4,000,000          63
Additional Sales and Management Personnel........................................       200,000           3
Existing Indebtedness of Ives And Daraka.........................................       125,000           2
Working Capital and General Corporate Purposes...................................       228,003           3
                                                                                   ------------         ---
    Total Net Proceeds...........................................................  $  6,365,003         100%
                                                                                   ------------         ---
                                                                                   ------------         ---

------------------------

(1) Pursuant to the Reorganization Agreement entered into among the Company, Daraka, Ives, and Dr. Currier, the price of the Daraka Stock is $1,500,000 to be paid to Dr. Currier from net proceeds of this Offering.

(2) The Company has retained a consultant to locate radio station properties which may be targeted for acquisition with the use of a portion of the net proceeds from this Offering. At the date of this Prospectus, three additional radio station properties have been preliminarily identified as available for acquisition.

    The amounts set forth above represent the Company's best estimates for the use of the net proceeds of this Offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in the economic conditions, unanticipated complications, delays and expenses, or problems relating to the acquisition of additional radio station properties contemplated by the Company. Any reallocation of the net proceeds of the Offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations through the acquisition of radio station properties in small to mid-sized Northern Michigan, Ohio and Indiana radio markets. The Company's working capital requirements are a function of its future sales growth and expansion, neither of which can be predicted with any reasonable degree of certainty. As a result, the Company is unable to precisely forecast the period of time for which net proceeds of this Offering will meet its working capital requirements although it expects it to be at least 12 months from the date of this Prospectus. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise. Management anticipates funding future radio station acquisitions through the use of cash, debt, the issuance of equity securities, or a combination thereof.

    Pending use of the net proceeds of the Offering, the funds will be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                    DILUTION

    At December 31, 1997, the Company had a net tangible book value of $253,479 or $.15 per share based upon 1,700,000 shares of the Company's Common Stock outstanding at that date on a pro forma basis. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets). After giving effect to the sale of the Shares offered hereby and receipt of the estimated net proceeds therefrom (after deducting the estimated underwriting discount and offering expenses), the adjusted net tangible book value at December 31, 1997 would have been $6,618,482 or $2.07 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.92 per share to current shareholders and an immediate dilution of $3.08 per share, or 62%, to the investors in this Offering. The following table illustrates the per share dilution, assuming all 1,500,000 Shares are sold in this Offering:(1)

Assumed public offering price per share of Common Stock......................  $    5.00
Net tangible book value per share of Common Stock before Offering............        .15
Increase per share of Common Stock attributable to new investors.............       1.92
Dilution of net tangible book value per share of Common Stock to new
  investors..................................................................  $    3.08
                                                                               ---------
Dilution per share of Common Stock as a percentage of offering price.........         62%
                                                                               ---------
                                                                               ---------

------------------------

(1) Does not include (i) 290,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Option Plan but have not yet been granted, (ii) 10,000 shares of the Common Stock reserved for issuance upon the exercise of the Thomas Options, (iii) 600,000 shares of Common Stock reserved for issuance upon exercise of the Consultant's and Representatives' Warrants; and (iv) does not include the issuance of additional Shares to the extent the Over-Allotment Option may be exercised. See "Management--Stock Incentive Plans" and "Description of Securities--Consultants' Warrants."

    The following table sets forth, as of December 31, 1997, on a pro forma basis, the number of shares of Common Stock purchased, the percentage of total cash consideration paid, and the average price per share paid by (i) the existing stockholders and (ii) investors purchasing Shares in this offering, before deducting estimated underwriting discounts and offering expenses payable by the Company.

                                                                                  AVERAGE
                                                                                 TOTAL CASH
                                                   SHARES PURCHASED            CONSIDERATION           AVERAGE
                                                -----------------------  --------------------------   PRICE PER
                                                  NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                ----------  -----------  -------------  -----------  -----------
Existing Shareholders.........................   1,700,000          53%  $   3,365,064         31%    $    1.98
New Investors.................................   1,500,000          47%  $   7,500,000         69%    $    5.00
                                                ----------         ---   -------------       -----
Total.........................................   3,200,000         100%  $  10,865,064        100%
                                                ----------         ---   -------------       -----
                                                ----------         ---   -------------       -----

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of Ives and Daraka at March 31, 1998 on a combined basis, and (ii) such capitalization as adjusted to give effect to the Completed Transactions and the receipt of the net proceeds from this Offering. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                                     MARCH 31, 1998
                                                                        -----------------------------------------
                                                                         HISTORICAL    PRO FORMA     AS ADJUSTED
                                                                        ------------  ------------  -------------
Current Liabilities:
  Stockholder Loans...................................................  $    346,056  $    346,056  $     346,056
  Line of Credit......................................................       216,280       216,280         91,280
  Current Portion of Long-term Debt...................................        53,316        53,316         53,316
  Long-term Debt......................................................       226,156       226,156        226,156
                                                                        ------------  ------------  -------------
    Total Debt........................................................  $    841,808  $    841,808  $     716,808
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

Stockholders' Equity:
  Common Stock, $.001 par value per share--10,000,000 shares authorized; 1,500,000 issued and outstanding pro forma; 3,200,000
    issued and outstanding as adjusted................................  $     53,400  $      1,500  $       3,200
Paid-in Capital.......................................................  $  3,311,664  $  2,888,874      9,252,177
Retained Earnings (Accumulated Deficit)...............................    (3,259,682)      --            --
                                                                        ------------  ------------  -------------
    Total Stockholder's Equity........................................  $    105,382  $  2,890,374  $   9,255,377
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

------------------------

(1) Does not include (i) 290,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Company' Stock Incentive Plan ("Option Plan"), of which no options are outstanding or granted at the date of this Prospectus; (ii) 600,000 shares of Common Stock reserved for issuance upon exercise of the outstanding Consultant's and Representatives' Warrants (as hereinafter defined); (iii) 10,000 shares of Common Stock reserved for issuance upon the exercise of options committed for issuance to the Company's Chief Operating Officer, Mark Thomas, at the same price per share as Common Stock sold in this Offering (the "Thomas Options"). See "Management-Stock Incentive Plan" and "Description of Securities" and "Underwriting"

(2) Assumes no exercise of (i) the Underwriters' Over-Allotment Option; (ii) the Representatives' and Consultant's Warrants; and (iii) the Thomas Options.

    The information contained in this Prospectus relates solely to the issuance of up to 1,500,000 shares of Common Stock and the additional 150,000 Shares of Common Stock included in the Over-Allotment Option granted to the Underwriters. The Shares are being offered and sold to the public through the Underwriters on the terms set forth under "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with "Selected Financial and Operating Data" and the pro forma financial statements of the Company, including the notes thereto, and the other financial data appearing elsewhere in this prospectus. Certain information included herein contains statements that constitute "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. See "cautionary note regarding forward-looking statements."

GENERAL

    The Company's current ownership took full control on July 1, 1994 with the purchase of all of the outstanding shares of Ives and Daraka. The Company consists of WHSB-FM Alpena, Michigan, WHAK-AM and FM Rogers City Michigan, WHST-FM Tawas City, Michigan and WBMI-FM West Branch Michigan. On January 1, 1998 the Company began operating WCLS-FM in Oscoda, Michigan under the LMA with Spectrum Communications, Inc.

    The Company is headquartered in Alpena, Michigan, where all business, accounting, trafficking, commercial production, billing and management are conducted. In addition, a sales office is located in Tawas City, a studio and sales office are located in West Branch and Oscoda and a studio located in Rogers City on the tower site.

    WHSB-FM, WHAK-AM/FM, WHST-FM, WBMI-FM, and WCLS-FM each have individual sales staffs that are paid on a commission basis. The financial performances of all stations are combined for comparative purpose.

RESULTS OF OPERATIONS

    The Company's financial results are dependent on a number of factors, including the general strength of the local and national economies, local market competition, the relative efficiency and effectiveness of radio broadcasting compared to other advertising media, government regulation and policies and the Company's ability to provide popular programming. The performance of a radio station group is customarily measured by its ability to generate broadcast cash flow, calculated as station operating income or loss excluding depreciation and amortization and corporate overhead. This measure, although widely used in the broadcast industry as a measure of operating performance, is not calculated in accordance with generally accepted accounting principles. Broadcast cash flow should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operating activities, or any other measure for determining the Company's operating performance or liquidity calculated in accordance with generally accepted accounting principles.

    The Company's primary source of revenue is the sale of advertising. Total revenue is determined by the number of advertisements aired by the station and the advertising rates that the stations are able to charge. See
"Business--Advertising Sales".

    Given the fact that the Company's strategy has involved developing new or under performing (i.e. WCLS-FM) radio stations, the initial revenue base is zero and subject to factors other than ratings and radio broadcasting seasonality. After the start-up period, as is typical in the radio broadcasting industry, the Company's first calendar quarter generally will produce the lowest revenues for the year, and the fourth quarter generally will produce the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not produce commensurate revenues in the period in which the expenses are incurred. The historical financial data presented for each of the three months ended March 31, 1998 and 1997 are derived from unaudited financial statements which, in the opinion of management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein). The historical results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of future results of operations.

    THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1997

    Net revenues in the three months ended March 31, 1998 were $341,764 as compared to $364,670 for the three months ended March 31, 1997, a decrease of $22,906 or 7%. This decrease is due to; (i) mild winter conditions, which effect tourism and thus retail spending; and (ii) Management's focus on the incorporation of the operations of WCLS-FM under the Spectrum LMA.

    Station operating expenses, excluding depreciation, amortization, and general and administrative expenses in the three months ended March 31, 1998 were $236,948, as compared to $227,650 for the three months ended March 31, 1997, an increase of $9,298 or 4%. This increase is primarily the result of operating WCLS-FM during 1998.

    Depreciation and amortization expenses for the three months ended March 31, 1998 were $41,835 as compared to prior year of $38,878, an increase of $2,957 or 7%. This is primarily a result of a full period to depreciate the previous year tower construction, compared with partial period depreciation of the tower in 1997.

    Corporate general and administrative expenses for the three months ended March 31, 1998 were $185,300 as compared to $177,535 for the corresponding period in the prior year, an increase of $7,765 or 4%. This increase is primarily due to the increase of administrative staff to support the addition of WCLS-FM to the Company.

    Interest expense for the three months ended March 31, 1998 was $15,863 as compared to $6,100 for the corresponding period in the prior year, an increase of $9,763 or 160%. This increase reflects the Company utilizing traditional bank financing to a greater degree in 1998 as compared to 1997. The average rate of interest on current outstanding loans ranges from 8.5% annual percentage rate ("APR") to 10.5% APR.

    Net losses for the three months ended March 31, 1998 were $145,497 as compared to $86,030 for the same period in the prior year, an increase of $59,467 or 69%. This is primarily attributable to: (i) an increase in interest expense; and (ii) a decrease in revenues as a result of unseasonable weather, without reduction in broadcast expenses (e.g. programming, news and traffic); and (iii) the operation of WCLS-FM effective January 1, 1998.

    TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED
     DECEMBER 31, 1996.

    Gross revenues in the twelve months ended December 31, 1997 were $1,809,238 as compared to $1,589,354 for the year ended December 31, 1996, an increase of $219,884 or 14%. This increase was due to the Company continuing to increase its advertising revenues of all stations based on the continued growth, maturity and and name recognition of the local stations.

    Station operation expenses excluding depreciation, amortization, and general and administrative expenses in the calendar year 1997 were $1,169,424 as compared to the same period in 1996 of $1,124,140 or an increase of 4% or $45,284. The increase in station operating expenses are a result of: (i) higher cost of sales based on increased revenues; and (ii) an increase in programming cost because of adding personnel to better localize each station and respond to increased work load created by increased sales.

    Depreciation and amortization expenses for the year ended December 31, 1997 was $167,341, as compared to $155,514 for the prior year, an increase of $11,827 or 8%. This increase was primarily the result of the purchase of a new broadcast tower facility in 1997.

    Corporate general and administrative expenses for the calendar year 1997 were $643,908 as compared to $639,807 for the prior year an increase of $4,101 or 1%. This modest increase is a result of successfully holding costs in line while increasing Company revenues.

    Interest expense for the year ended December 31, 1997 was $42,442 as compared to $27,414 for 1996, a $15,028 increase, or 55%. This substantial increase is a result of the Company's greater utilization of commercial lenders in 1997 to fund cash shortfalls. The average rate of interest on the outstanding debt was from 8.5% to 10.5% APR.

    Net losses for the calendar year 1997 were $275,576, as compared to $441,575 in the previous year, a decrease of $165,994 or 38%. The factors contributing to this substantial decrease include strong increases in revenue and a modest increase in operating and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has experienced cash flow deficits since inception primarily due to net losses characteristic of business start-ups. In the twelve months ended December 31, 1997 compared to the twelve months ended December 31, 1996, the cash used in operations declined from $254,940 in 1996 to $179,338 in 1997. In addition to operating losses, cash flow was used to acquire property and equipment of $142,128 in 1996 and $68,183 in 1997.

    In 1996, $391,089 was provided by financing activities including $225,600 of new long-term debt, a capital contribution of $108,158 and an $84,279 increase in the line of credit net of $33,753 in payments on long-term debt.

    In 1997, $253,582 was provided by financing activities including a stockholder loan of $324,876, additional long-term debt of $100,000, payments on long-term debt of $94,722 and a reduction in the line of credit of $69,768.

    For the three months ended March 31, 1998 compared to the three months ended March 31, 1997, the cash used in operations increased from $57,820 in 1997 to $110,010 in 1998. The increase was primarily due to an increased net loss. In the three months ended March 31, 1997, cash flow was provided primarily by long-term debt of $150,000 and, in addition to funding the operating loss, was used to purchase approximately $40,000 of equipment. In the three months ended March 31, 1998, cash flow was provided by an increase in borrowing of $203,901 which was used to fund the $110,010 cash loss from operations and approximately $12,000 in equipment purchases and $78,000 in deferred stock offering costs.

    The Company anticipates funding operations for the foreseeable future with the proceeds of this Offering and to a lesser extent a $275,000 line of credit which had an outstanding balance of $216,280 at March 31, 1998.

RECENTLY ISSUED ACCOUNTING PRINCIPLES

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Transfers of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 125 are generally effective for transactions occurring after December 31, 1996. The adoption of SFAS No. 125 is not expected to have a material impact on the Company's financial statements.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), which establishes new standards for computing and presenting earnings per share. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior-period earnings per share data. Early application of SFAS No. 128 is not permitted. The Company's adoption of the provisions of

SFAS No. 128 will result in the dual presentation of basic and diluted earnings per share on the Company's income statement. Diluted earnings per share as calculated under SFAS No. 128 is not expected to materially differ from primary earnings per share amounts previously presented.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 129 is applicable to all entities and requires that disclosure about an entity's capital structure include a brief discussion of rights and privileges for securities outstanding. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods ending after December 15, 1997. Management does not anticipate that SFAS No. 130 will have any effect on the Company's consolidated financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statement periods ending after December 15, 1997. Management does not anticipate that SFAS No. 131 will have any effect on the Company's consolidated financial statements.

    In April 1998, the AICPA issued Statement of Position (SOP) 98-5 to provide guidance to all nongovernmental entities on financial reporting of costs of start-up activities. The SOP, "Reporting on the Costs of Start-up Activities," requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization of both development stage and established operating entities and it changes existing practice for some industries. The SOP broadly defines start-up activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. This new standard could cause earlier expense recognition of various costs associated with the Company's anticipated acquisition plans.

                            BUSINESS AND PROPERTIES

OVERVIEW

    Effective as of June 22, 1998, and pursuant to an Agreement and Plan of Reorganization, dated as of June 22, 1998 (the "Reorganization Agreement"), by and among Ives Broadcasting, Inc. ("Ives"), Daraka Broadcasting, Inc. ("Daraka"), Northern Radio Network Corp. ("Company"), and Dr. Robert M. Currier ("Dr. Currier") among other things, (i) the Company has agreed to acquire all of the outstanding capital stock of Daraka for cash consideration of $1,500,000;
(ii) the Company has agreed to acquire all of the outstanding capital stock of Ives from Dr. Currier in exchange for 1,700,000 shares of the Company's Common Stock, $.001 par value per share; (iii) these purchase transactions will occur simultaneous with the closing of the offering herein made by the Company; and
(iv) Ives and Daraka will thereafter remain as first tier operating subsidiaries of the Company. Following the effectiveness of the Reorganization Agreement, Ives and Daraka will be wholly-owned by the Company, which will thereafter operate the subsidiaries as a holding company. The Company will then be the controlling enterprise for all of the radio station properties owned and formerly operated by Ives and Daraka.

    The Company is one of the largest radio broadcasting companies in Northern Michigan. Upon consummation of the Pending Transaction (as defined) the Company will own and operate six radio stations (5 FM and 1 AM) in 4 small, but developing Northern Michigan markets, including two of Northern Michigan's largest radio revenue markets. Upon consummation of the Pending Transaction, the Company's portfolio will includes the first or second ranked station cluster in terms of revenue share in two markets.

    The Company's strategy is to solidify its operations of the existing group of radio stations which already form a network of properties that blanket Northeast Lower Michigan, and to expand upon that network by securing the leading clusters of radio stations in the markets in which it operates, markets adjacent thereto in Northern Michigan, and markets in Ohio and Indiana. Upon consummation of the Pending Transaction, the Company's station portfolio will include a total of 6 station properties located in Alpena, Rogers City, West Branch, Tawas City, and Oscoda, Michigan.

    The Company's portfolio is geographically diversified and employs a wide variety of programming formats, including hot adult contemporary, country, and oldies, plus each station features local and regional news and sports. Each of the Company's stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, the Company is not unduly reliant on the performance of any one station or market. Although the largest single market to be served by the Company represented more than 46% of the Company's total revenue for the period ended December 31, 1997, the Company's acquisition strategy and recent expansion into other radio markets makes the Company less reliant on this single market.

    The Company's principal executive office is located at 1491 M-32 West, Alpena, Michigan 49707, and its telephone number is (517) 354-4611.

BUSINESS STRATEGY

    The Company's senior management team, led by Dr. Robert M. Currier and Mark Thomas, has extensive experience in acquiring and operating small market radio station properties in Northern Michigan. The Company's business strategy is to assemble and operate radio station properties in order to maximize broadcast cash flow generated in each market. As soon as the Pending Transaction is consummated, the Company intends to begin exploring radio station acquisitions in markets not presently served by its broadcasting coverage in Michigan, Ohio and Indiana. This strategy relies on the following six key elements.

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    CREATE SMALL MARKET SUPERDUOPOLIES.  The Company seeks to be the owner and operator of the leading superduopoly in the largest markets in Northern and Mid-Michigan, as well as in Ohio and Indiana. Management believes that the revenue base in these markets, in conjunction with operating synergies achievable through the operation of multiple stations, will enable it to appeal to a wider universe of national and local advertisers and to achieve a greater degree of profitability than that of operators and broadcasters in smaller, more fragmented markets. The Pending Transaction will complement the Company's existing stations in the mid-Michigan markets. The Company expects to continue to selectively pursue acquisition opportunities in the smaller radio markets in which it will compete as well as in other medium sized markets.

    MAXIMIZE SUPERDUOPOLY REVENUE AND EXPENSE SYNERGIES. The Company seeks to capitalize on the revenue growth and expense savings opportunities of superduopolies that have been created or that will be created by the Pending Transactions (as defined). Superduopolies have only been permissible since the passage of the Telecommunications Act of 1996 (the "1996 Act") in January 1996. Management believes that substantial benefits can be derived from the successful integration of these station properties. Management also believes that radio station properties can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize significant expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.

    ESTABLISH STRONG LISTENER LOYALTY. Management believes that strong listener familiarity with a given radio station produces listener loyalty. Management seeks to establish this familiarity through a variety of programming and marketing techniques, including the development of creative station-sponsored promotional events, all of which are designed to secure heightened listener awareness and advertising revenue via promotional association. The Company also conducts market research to help identify programming format opportunities and attract new listeners. Management believes that institutionalizing its radio stations in their markets through programming, marketing and research ensures steady long-term audience share ratings.

    MAINTAIN STRICT COST CONTROLS. Management maintains a company-wide focus on cost controls in an effort to maximize broadcast cash flow margins. Management reviews station spending on a monthly basis. In addition, corporate level employees maintain weekly sales reporting systems designed to enable Management to evaluate station performance on a current basis. The Company's focus has been on maximizing superduopoly revenues and maintaining cost controls. The Company also carefully monitors capital expenditures.

    DEVELOP EXPERIENCED, INCENTIVIZED MANAGEMENT TEAM. The Company believes that management depth is critical to achieving superior operating performance in a portfolio as diversified as the Company's. The Company's senior management team of Robert M. Currier, Mark Thomas, and Michael Bradford, collectively have an aggregate of more than 50 years of radio industry operating experience. This senior management team is supported by an experienced team of veteran group operators and station managers. At the station level, the Company seeks to incentivize its individual radio station managers and sales forces to outperform revenue and broadcast cash flow budget expectations by granting quarterly and annual performance measurement-based bonuses. The Company believes that the incentives it offers to its employees, as well as its stature in the radio industry, will enable it to continue to be successful in recruiting top industry employees it's the Company's markets.

    MAXIMIZE FREE CASH FLOW. By emphasizing the revenue and expense synergies achievable through the assembly and operation of superduopolies and by carefully monitoring operating costs and capital expenditures, the Company seeks to maximize broadcast cash flow and, ultimately, free cash flow (broadcast cash flow less corporate general and administrative expenses, debt service, tax payments, dividend requirements and capital expenditures). This focus on free cash flow should facilitate reduction of

                                       26
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leverage without undue dependence on capital markets and position the Company to pursue attractive acquisitions.

ACQUISITION STRATEGY

    The Company is one of the leading consolidator of radio stations in small-sized markets in Michigan. Management has achieved this position using an acquisition strategy that it believes allows the Company to develop radio station clusters at reasonable prices. The Company intends to first seek to enter attractive new small-sized markets by acquiring a station. The Company then plans on using the initial acquisition as a platform to acquire additional stations. Management believes that by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial experience it can improve the operating performance and financial results of acquired stations. Although the Company's primary acquisition strategy is to acquire and operate stations in small-sized markets, the Company may in the future retain and operate medium-sized market stations. Any acquisitions made by the Company may be for cash, debt, property or capital stock or stock equivalents of the Company or a combination thereof.

THE COMPANY'S PROGRAMS

    The Company has developed a true network of operating radio station properties, which is relatively new to the broadcast industry and new to small station markets. Other broadcast companies in major and mid-sized radio markets have successfully developed similar networks and experienced increased advertising revenue and reduced operational costs. The Company is uniquely positioned to provide its advertising customers with a specific combination of station properties that precisely fit the client's marketing area, and, allow such clients to use their advertising dollars more effectively. The Company and its sales and marketing staff develop and deliver customized advertising packages with a goal of defining and enhancing each client's business image. Most small businesses in the Company's broadcast area lack the staff and resources for in-house development of quality advertising products. The Company employs copywriters and desktop publishing capabilities and can develop and deliver carefully customized advertising packages to such businesses. The Company not only provides a customized advertising product to its business clients, the Company also has created programs to increase the growing base of radio listeners. In this regard, the Company's six-station network operates from the following listener marketing strategy:

    - Each station is positioned as a member of the local community with no reference that it is a part of a larger network

    - Each station views itself as a local station with the emphasis being on local involvement, local news, and listeners

    - Each station is involved in community service projects and includes advertisers to generate revenues

    - Each station has the ability to deliver quality broadcast so that local promotions can be conducted in unmatched style. The Company takes great advantage of local promotions offered at remote locations, prize and listener discount programs

    - Each station has a carefully developed format with broad audience targets and a core group of adult listeners between 25 to 54 years old

    The Company targets advertising clients that offer a product or service to consumers in each of the Company's radio coverage areas. In general, the client categories include retail, health care, education, beverages, transportation, recreation and industrial services businesses. Additionally, the network concept employed by the Company enables the Company to offer regional coverage to national advertisers that have multiple locations or service the broadcast region covered by the Company. This strategy has allowed the Company to gain more success in attracting national advertisers to the Company's network of stations, even though the Company includes parts of three unique buying markets, Saginaw; Traverse City and Alpena, Michigan. Major national advertisers such as McDonalds, Coca Cola, Pepsi, Blue Cross/Blue

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Shield, Burger King, and others have greatly expanded their regional advertising budgets with the Company due to its network and geographical coverage capabilities.

RECENT DEVELOPMENTS

    Effective on January 1, 1998, the Company entered into an LMA with Spectrum Communications, Inc., which permits it to "lease" the WCLS-FM station facilities pending the closing of the sale of all business assets and FCC licenses to the Company pursuant to an Asset Sale Agreement entered into by the same parties on May 8, 1998. The Company has been operating the WCLS-FM facility since January 1, 1998 and, subject to FCC approval, intends to close on the sale of the station the earlier of the date this Offering is made, or September 30, 1998. Oscoda, Michigan is located about 200 miles north of Detroit, Michigan and is located in Iosco County, which has a population of approximately 35,000 full-time residents and is a steadily growing regional center for employment, shopping, and professional services. Although Oscoda, Michigan is not an arbitron rated market, WCLS-FM is a good addition to the Company's existing station in Tawas City, Michigan located 20 miles to the south.

RADIO STATION PROPERTIES

    The following table sets forth selected information with respect to the portfolio of radio stations that are owned by the Company as of December 31, 1997:

    STATION         FREQUENCY           POWER                   CITY                    FORMAT
----------------  -------------  --------------------  ----------------------  -------------------------
WHSB-FM           107.7 MHz      100,000 Watts         Alpena, Mi.             Hot Adult Contemp.
WHAK-FM           99.9 MHz       50,000 Watts          Alpena/Rogers City      Country
WHAK-AM           960 kHz        5,000 Watts           Alpena/Rogers City      Simulcasts WHAK-FM
WBMI-FM           105.5          6,000 Watts           West Branch, Mi.        Oldies
WCLS-FM(1)        100.7          25,000 Watts          Oscoda, Mi.             Hot Country
WHST-FM           106.1          25,000 Watts          Tawas City, Mi.         Hot Adult Contemp.

------------------------

(1) WCLS-FM is being operated by the Company under a Local Marketing Agreement entered into on January 1, 1998. An Asset Sale Agreement which contemplates the sale of WCLS-FM to the Company on or before September 30, 1998 is pending approval before the FCC.

ADVERTISING

    The primary source of the Company's revenues is the sale of broadcasting time for local and regional advertising. Approximately 97% of the Company's gross revenues for the year ended December 31, 1997 were generated from the sale of such advertising. The Company believes that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by the Company's radio stations are based primarily on (i) a station's ability to attract audiences in the demographic groups targeted by its advertisers (as measured principally by annual arbitron rating surveys that quantify the number of listeners tuned to the station at various times) and (ii) the supply of and demand for radio advertising time. Advertising rates generally are the highest during morning and evening drive-time hours.

    Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. The Company determines the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

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    A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, the Company engages an advertising representative for each of its stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.

COMPETITION

    The radio broadcasting industry is a highly competitive business. The success of each of the Company's stations is dependent, to a significant degree, upon its audience ratings and share of the overall advertising revenue within its market. The Company's radio stations compete for listeners and advertising revenues directly with other radio stations, as well as with other media, within their respective markets. In the Alpena/Rogers City market, the Company competes primarily with WATZ-AM and FM. In the Tawas City/Oscoda, Michigan market, WKJC-FM and WQLB-FM are the main competitors, and in the West Branch, Michigan market, WKJC-FM and WSTD-FM compete with Company. Radio stations compete for listeners primarily on the basis of program content and by hiring on-air talent that appeals to a particular demographic group. By building a strong listener base comprised of a specific demographic group in each of its markets, the Company is able to attract advertisers who seek to reach those listeners. Other media, including broadcast television, cable television, newspapers, magazines, direct mail coupons and billboard advertising also compete with the Company's stations for advertising revenues. The Company also competes with other broadcasting operators for acquisition opportunities, and prices for radio stations in small, medium and major markets have increased significantly in recent periods. To the extent that the rapid pace of consolidation in the radio broadcasting industry continues, certain competitors may emerge with larger portfolios of radio stations, greater ability to deliver large audiences to advertisers and more access to capital resources than does the Company. The audience ratings and market share for the Company are and will be subject to change and any adverse change in a particular market could have a material and adverse effect on the revenue of its stations located in that market. There can be no assurance that any one of the Company's stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

    The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, direct broadcast satellite ("DBS") systems and other digital audio broadcasting formats to local and national audiences. In addition, the FCC has auctioned spectrum for a new satellite-delivered Digital Audio Radio Service ("DARS"). These actions may result in the introduction of several new national or regional satellite radio services with sound quality equivalent to compact discs. Another possible competitor to traditional radio is In Band On Channel ("IBOC") digital radio. IBOC could provide multi-channel, multi-format digital radio services in the same band width currently occupied by traditional AM and FM radio services. The Company cannot predict at this time the effect, if any, that any such new technologies may have on the radio broadcasting industry.

FEDERAL REGULATION OF RADIO BROADCASTING INDUSTRY

    INTRODUCTION. The radio broadcasting industry is subject to extensive and changing regulation over, among other things, program content, technical operations and business and employment practices.

    The ownership, operation and sale of radio broadcast stations (including those licensed to the Company) are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. The Communications Act prohibits the assignment or transfer of control of an FCC license without the prior consent of the FCC. In determining whether to grant requests for consent to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have

"attributable" interests, and compliance with the Anti-Drug Abuse Act of 1988. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.

    The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act, FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations. Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, monetary forfeitures, the grant of "short" (less than the maximum eight-year term) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses, or the denial of FCC consent to acquire additional broadcast properties.

    LICENSE RENEWAL. Radio broadcast licenses are granted for maximum terms of up to eight years. They may be renewed through an application to the FCC, and, in certain instances, licensees are entitled to renewal expectancies. During certain periods when a renewal application is pending, competing applicants may file for the radio frequency being used by the renewal applicant, although the FCC is prohibited from considering such competing applications if the existing license has satisfied certain obligations. Petitions to deny license renewals can be filed by interested parties, including members of the public. The FCC is required to hold hearings on a renewal application in certain circumstances. All FCC licenses currently held by the Company expire automatically of October 1, 2004. The Company anticipates no difficulties in renewing all of its existing FCC licenses in the usual course.

    OWNERSHIP MATTERS. Under the Communications Act, a broadcast license may not be granted to or held by any corporation that has more than one-fifth of its capital stock owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations. Under the Communications Act, a broadcast license also may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by aliens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The Company has been advised that the FCC staff has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation and that the FCC has made such an affirmative finding only in limited circumstances. These restrictions apply in modified form to other forms of business organizations, including partnerships. The Company therefore may be restricted from having more than one-fourth of its stock owned or voted by aliens, foreign governments or non-U.S. corporations. The Company believes that in light of current levels of alien ownership of the Company's capital stock, of which there is currently no such alien ownership, the foregoing restrictions are not likely to have a material impact on the Company.

    The Communications Act and FCC rules also generally prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same local market, and of a radio broadcast station and a daily newspaper serving the same local market. Under these "cross-ownership" rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in a local market where it then owned any radio broadcast station. In October 1996, the Commission issued a Notice of Inquiry to explore possible changes in the newspaper/broadcast cross-ownership waiver policy with respect to newspaper/radio combinations, including the possibility of adopting a waiver policy based on market size or on the number of independently owned media in a market.

    The 1996 Act eliminated national ownership caps on ownership of AM and FM radio stations. Prior to the 1996 Act, radio groups were limited to ownership of 20 FM stations and 20 AM stations on a national basis. Additionally, the 1996 Act increased local ownership limits. Prior to the 1996 Act, a single owner was limited to owning two FMs and two AMs in a single large radio market with common ownership of three stations, including two in the same service, permitted in smaller markets. After the 1996 Act, local ownership limits were increased as follows: in markets with 45 or more stations, ownership is limited to eight stations, no more than five of which can be in the same service; in markets with 30-44 stations, ownership is limited to seven stations, no more than four of which can be in the same service; in markets with 15-29 stations, ownership is limited to six stations, no more than four of which can be in the same service; and in markets with 14 or fewer stations, ownership is limited to no more than 50% of the market's total with no more than three stations in the same service.

    Because of these multiple ownership rules and the cross-interest policy described below, a purchaser of capital stock of the Company who acquires an attributable interest in the Company may violate the FCC's rules if it also has an "attributable" interest in other television or radio stations, or in daily newspapers, depending on the number and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If an attributable stockholder of the Company violates any of these ownership rules, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

    The FCC generally applies its television/radio/newspaper cross-ownership rules, and its broadcast multiple ownership rules, by considering the "attributable," or cognizable, interests held by a person or entity. A person or entity can have an interest in a radio station, television station or daily newspaper by being an officer, director, partner or stockholder of a company that owns that station or newspaper. Whether that interest is cognizable under the FCC's ownership rules is determined by the FCC's attribution rules. If an interest is attributable, the FCC treats the person or entity who holds that interest as the "owner" of the radio station, television station or daily newspaper in question, and therefore subject to the FCC's ownership rules.

    In the case of corporations, the interest of officers, directors and persons or entities that directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies, bank trust departments and certain other "passive investors" that hold such stock for investment purposes only) are generally attributed with ownership of whatever radio stations, television stations, and daily newspapers the corporation owns. Likewise, the interest of an officer or a director of a corporate parent (as well as the corporate parent) is generally attributed with ownership of whatever the subsidiary owns.

    In the case of a partnership, the interest of a general partner is attributable, as is the interest of any limited partner who is "materially involved" in the media-related activities of the partnership. Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership, and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock, generally do not subject their holders to attribution.

    The FCC has issued a Notice of Proposed Rulemaking (the "NPRM") that contemplates tightening attribution standards where parties have multiple nonattributable interests in and relationships with stations that would be prohibited by the FCC's cross-interest rules, if the interests/relationships were attributable. The NPRM contemplates that this change in attribution will apply only to persons holding debt or equity interests that exceed certain benchmarks.

    In addition, the FCC has a "cross-interest" policy that under certain circumstances could prohibit a person or entity with an attributable interest in a broadcast station or daily newspaper from having a "meaningful" nonattributable interest in another broadcast station or daily newspaper in the same local market. Among other things, "meaningful" interests could include significant equity interests (including non-voting stock, voting stock, and limited partnership interests) and significant employment positions. This policy may limit the permissible investments that an equity investor in the Company may make or hold. If the FCC determines that a stockholder of the Company has violated this cross-interest policy, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct its radio station business and may be unable to obtain FCC consents for certain future acquisitions.

    PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identification, and technical operations (including limits on radio frequency radiation). In addition, licensees must develop and implement programs designed to promote equal employment opportunities. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws.

    TIME BROKERAGE AGREEMENTS. Over the past three years, a number of radio stations, including one of the Company's stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs" (certain types of these agreements also are known as "Local Marketing Agreements," or "LMAs"). These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical type of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station (subject to ultimate editorial and other controls being exercised by the latter licensee), and sells advertising time during those program segments. The FCC staff has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies.

    A station that brokers more than 15% of the broadcast time, on a weekly basis, on another station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns and programs the other through a TBA arrangement.

    PROPOSED CHANGES. The FCC is considering various proposals to modify its broadcast "attribution" rules. Among the proposals are (i) raising the basic benchmark for attributing ownership from 5% to 10% of the licensee's voting stock, (ii) raising the attribution benchmark for certain institutional investors from 10% to 20%, (iii) limiting the applicability of the single majority shareholder rule (discussed above) to treat as attributable large stock interests coupled with other debt or securities and (iv) treating non-voting stock as attributable in certain circumstances. The FCC is also considering changes to its multiple ownership rules to encourage minority ownership of radio and television broadcast stations.

    The FCC has under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and financial performance of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. Such matters include: changes to the license renewal process; the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals; and proposals to reinstate the "Fairness Doctrine" which requires a station to present coverage of opposing views in certain circumstances. It is also possible that Congress may enact additional legislation that could have a material impact on the operation, ownership and financial performance of the Company's radio stations over and above the already substantial impact of the 1996 Act.

    The FCC has taken initial steps to authorize the use of a new technology, DARS, to deliver audio programming by satellite. The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.

    The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

    FEDERAL ANTITRUST LAWS. The FTC and the DOJ evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws. These agencies (particularly the DOJ) recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets. Based upon the size of the Company and the materiality of the Pending Transactions, the Company is not at this time subject to the provisions of the HSR Act.

    As a general matter, and as part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. Since then, the DOJ has stated publicly that it will apply its new policy prohibiting TBAs in connection with purchase agreements until the expiration or termination of the HSR waiting period on a prospective basis.

    The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed the benchmarks. Given this uncertainty, the Company cannot predict whether it will be required by the DOJ or the FTC to dispose of certain stations to be acquired as a result of the Pending Transactions. Although the Company does not believe that its acquisition strategy as a whole will be adversely affected in any material respect by antitrust review

(including review under the HSR Act) or by additional divestitures that the Company may have to make as a result of antitrust review, there can be no assurance that this will be the case.

EMPLOYEES

    The Company has approximately 50 employees, none of which are represented by a union or bargaining agent. The Company believes that its relations with its employees and these unions are generally good.

PROPERTIES AND FACILITIES

    The types of properties required to support each of the Company's existing or to be acquired radio stations include offices, studios, transmitter sites and antenna sites. A station's studio is generally housed with its office in a downtown or business district. A station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage.

    The studios and offices of the Company's stations and its corporate headquarters are located in leased or owned facilities. With respect to the Company's principal office location at 1491 M-32 West, Alpena, Michigan, the Company owns those facilities, but the premises has been mortgaged to NBD Bank as security for the repayment of the Bank Facility. Studio and business office facilities have been leased for station WHMI-FM in West Branch, Michigan at 221 West Houghton Avenue, West Branch, Michigan on the basis of a month-to-month oral lease agreement. The rental rate at the West Branch facility is $550 per month. Studio and office facilities have also been leased on a month-to-month oral lease for WCLS-FM at 4429 U.S. 23, Oscoda, Michigan for $450 per month. The Company's sole written lease agreement is dated November 1, 1996 and covers studio and office facilities of WHST-FM in Tawas City, Michigan. The Tawas City lease terminates on July 31, 2000 unless extended by mutual agreement. At present, the monthly rental rate for the Tawas City facility is $1,180 per month, with an automatic increase to $1,250 per month commencing August 1, 1998. On August 1, 1999, the monthly rental increases to $1,300 per month until the expiration of the term of the lease agreement. The Company either owns or leases its transmitter and antenna sites. The Company does not anticipate any difficulties in continuing or renewing leases that are either short term or those that expire within the next several years or in leasing other space, if required.

    The Company believes that its properties are in good condition and suitable for its operations. The Company owns substantially all of the equipment used in its radio broadcasting business.

    The principal executive offices of the Company are located at 1491 M-32 West, Alpena, Michigan 49707. The telephone number of the Company at that address is 517-354-4611.

LEGAL PROCEEDINGS

    The Company knows of no material legal actions, pending or threatened, or judgments entered against the Company or any officer or director of the company in his capacity as such.

                       MANAGEMENT AND BOARD OF DIRECTORS

    The directors and executive officers of the Company are:

NAME                                       AGE                                    POSITION
-------------------------------------      ---      ---------------------------------------------------------------------
Dr. Robert M. Currier................          45   Chairman of the Board; Chief Executive Officer; and Director
Mark Thomas..........................          38   President, Chief Operating Officer and Director
Michael E. Bradford..................          51   Chief Engineer and Director
William P. Wine......................          51   Chief Financial Officer; Secretary

    The Company's by-laws provide that the size of the Board of Directors shall initially be fixed by the incorporator, and thereafter may be changed by resolution of the Board. The Company's Board of Directors currently is fixed at five members, and there are two vacancies. Members of the Board serve until the next annual meeting of shareholders and until their successors are elected and qualified. Meetings of the Board are held when and as deemed necessary or appropriate, but the Board has two regularly scheduled meetings each year. Officers are appointed by and serve at the discretion of the Board. There are no family relationships among any of the Company's officers and Directors.

    DR. ROBERT M. CURRIER, Chairman of the Board of Directors, Chief Executive Officer, and Director. Dr. Currier received his A.B. degree from Albion College, Albion, Michigan in 1974 and thereafter received his Doctor of Osteopathy degree in 1978 from the Chicago College of Osteopathic Medicine; and completed his medical residency in ophthalmology in 1982 at the Flint Osteopathic Hospital, Flint, Michigan. Since 1982 to present, Dr. Currier has practiced medicine in Alpena, Michigan as an ophthalmologist and currently operates his practice as Northern Eye, offering a full service vision eye care and surgical practice. In 1989, Dr. Currier became an investor in Daraka, subsequently succeeded to the position of Chief Executive Officer of Daraka and Ives at the time that his predecessor retired from the radio business, and has served as the Company's Chief Executive Officer and Chairman of the Board to the present date. Dr. Currier brings a wealth of knowledge of the radio broadcast industry to the Company at a time when the Company plans on continuing its growth through acquisition strategy.

    MARK THOMAS, President, Chief Operating Officer, and Director. Mr. Thomas received his B.S. degree in 1981 in political science from Central Michigan University in Mt. Pleasant, Michigan. While in undergraduate school, Mr. Thomas studied broadcasting and business education, which included an internship with WRIF-FM in Detroit, Michigan. Since 1981, he has exclusively worked in the radio broadcast industry in positions of sales, marketing, business development, management, and executive management. Mr. Thomas brings to the Company experience in both major and small radio markets. Prior to joining Ives and Daraka as general manager in 1994, Mr. Thomas served in various positions at WEGL/ WJZZ in Philadelphia, Pennsylvania; KRXY-FM/AM in Denver, Colorado; KMJI/KRZN in Denver, Colorado; WRIF-FM in Detroit, Michigan; and WGRD/WXQT in Grand Rapids, Michigan. In 1994, Mr. Thomas accepted a position with the Company's predecessor, Daraka, and has served in capacity as general manager of the Company's six-station group, managing a 50 plus person group of employees and handling the acquisition of three new stations to the Company's broadcast properties during his tenure. Mr. Thomas became the President and Chief Operating Officer of the Company shortly after its formation and leading up to the Pending Transactions.

    MICHAEL E. BRADFORD, Chief Engineer and Director. Mr. Bradford is a member of the Society of Broadcast Engineers and has held a valid FCC license as an engineer since 1962. Since 1986, Mr. Bradford has been a Professional Broadcast Engineer, and has served in various radio station engineering capacities since 1968. Mr. Bradford attended Ohio University extended education program in 1984; completed the Cleveland Institute of Electronics program in 1974; and completed a two-year technical education program at Northwestern Michigan College in Traverse City, Michigan in 1972. Since 1994, Mr. Bradford has served as an engineering consultant to the Company and decided to enter into a full-time employment agreement with the Company to serve as its Chief Engineer, which employment agreement will become effective at the date the Company's public offering is consummated. From 1992 through the date of his Employment Agreement, Mr. Bradford owned his own radio engineering consulting service, Broadcast/Audio Services located in Jackson, Michigan. From 1984 to 1992, Mr. Bradford served as a senior staff engineer with E. H. Munn, Jr. & Associates. Mr. Bradford's expertise in the radio industry allows the Company to have on staff a person capable of delivering daily engineering services, systems inspections and compliance studies, upgrade studies, equipment purchases and recommendations, and facilities reports. His expertise in these areas has been invaluable in order for the Company to build its radio broadcast network.

    WILLIAM P. WINE, Chief Financial Officer. Mr. Wine received a degree in accounting from McGill University in Montreal, Canada in 1966. From 1967 to 1982, Mr. Wine served as the chief financial officer and vice-president of finance for Superex Canada, Ltd., a major manufacturer, distributor and importer of automotive chemicals, parts and accessories. Between 1983 and 1991, Mr. Wine was active as a financial and real estate consultant. In 1991, Mr. Wine joined Modami Services, Inc. as its vice-president of finance. In 1993, he founded AccuMed Data Management, ("Accumed"-TM-) a company that provides billing, collections and consulting services to health care providers. In 1996, AccuMed-TM- was incorporated and became one of several affiliated companies to Gen Ex Capital Corp. Currently, Mr. Wine acts as the chief executive officer of AccuMed-TM- and the chief financial officer for several companies on a consulting basis, including Gen Ex Capital Corp., an affiliate of the Consultant, and various other companies that are affiliated with Gen Ex Capital Corp.

COMPENSATION OF DIRECTORS

    Directors who are also officers of the Company receive no additional compensation for their services as Directors. Effective as of the date the Company becomes a reporting company as defined in the Securities Exchange Act of 1934, as amended, non-employee Directors will be reimbursed for reasonable and necessary travel expenses and other out-of-pocket costs incurred in connection with their attendance at Directors' meetings which are convened in person as opposed to telephonically. Additionally, all non-employee Directors of the Company in office on the day of the Company's annual stockholders' meeting are entitled to an award of options to purchase 7,500 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the Company for the two calendar years ended December 31, 1997, to the officers serving as Chief Executive and Chief Operating Officers and any of the Company's other executive officers serving in an executive capacity at the end of the last completed fiscal year whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997. Each of these individuals has been and continues to be an employee or consultant of the Company, and the compensation amounts in the following tables represent all compensation paid to each such individual in connection with his or her position with the Company and its predecessors taken as a whole.

                                    TABLE 1
                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                                                            ----------------------------
                                                                                               AWARDS
                                                        ANNUAL                              -------------
                                                     COMPENSATION                            RESTRICTED
                                                -----------------------    OTHER ANNUAL         STOCK
NAME AND POSITION                      YEAR       SALARY       BONUS       COMPENSATION       AWARD(S)     OPTIONS/ SARS
-----------------------------------  ---------  ----------  -----------  -----------------  -------------  -------------
Dr. Robert M. Currier .............       1997     -0-          -0-             -0-              -0-            -0-
  Chairman and Chief Executive            1996     -0-          -0-             -0-              -0-            -0-
  Officer

Mark Thomas .......................       1997  $  108,000      -0-             -0-              -0-            -0-
  President and Chief Operation           1996  $  108,000      -0-             -0-              -0-            -0-
  Officer

                                       PAYOUTS
                                     -----------
                                        LTIP          ALL OTHER
NAME AND POSITION                      PAYOUTS      COMPENSATION
-----------------------------------  -----------  -----------------
Dr. Robert M. Currier .............      -0-             -0-
  Chairman and Chief Executive           -0-             -0-
  Officer
Mark Thomas .......................      -0-             -0-
  President and Chief Operation          -0-             -0-
  Officer

                                    TABLE 2
                     OPTION/SAR GRANTS FOR LAST FISCAL YEAR

    The following table sets forth information regarding options to purchase the Common Stock of Ives, which options are convertible to purchase the Common Stock of the Company, each share of which has been reclassified, changed and converted into one share of Common Stock of the Company granted to its Chief Executive Officer and the other executive officers named in the Summary Compensation Table during the 1997 calendar year.

                                                       NUMBER OF        % OF TOTAL OPTIONS/
                                                      SECURITIES          SARS GRANTED TO
                                                  UNDERLYING OPTIONS/   EMPLOYEES IN FISCAL    EXERCISE    EXPIRATION
NAME                                                 SAR'S GRANTED             YEAR           PRICE($/SH)     DATE
------------------------------------------------  -------------------  ---------------------  -----------  -----------
Dr. Robert M. Currier...........................          -0-                   -0-               -0-          N/A

Mark Thomas.....................................          10,000                   100%        $    5.00     12/31/01

                                    TABLE 3
AGGREGATED OPTIONS/SAR EXERCISES IN LAST CALENDAR YEAR AND YEAR END OPTIONS/SAR
                                     VALUES

    The following table sets forth information concerning option exercises in the year ended December 31, 1997 by the Company's Chief Executive Officer and the other executive officer named in the Summary Compensation Table, and the value of each such executive officer's unexercised options at December 31, 1997.

                                                                                                   NUMBER OF          VALUE OF
                                                                                                  UNEXERCISED        UNEXERCISED
                                                                                                 OPTIONS/SARS       IN-THE-MONEY
                                                                                                  AT YEAR END        YEAR END($)
                                                     SHARES ACQUIRED                           -----------------  -----------------
NAME                                                 ON EXERCISE(#)       VALUE REALIZED($)       EXERCISABLE        EXERCISABLE
-------------------------------------------------  -------------------  ---------------------  -----------------  -----------------
Dr. Robert M. Currier............................          -0-                   -0-                  -0-                -0-

Mark Thomas......................................          -0-                   -0-                  -0-                -0-

EMPLOYMENT AGREEMENTS

    CURRIER EMPLOYMENT AGREEMENT

    On June 19, 1998, the Company entered into an employment agreement (the "Currier Employment Agreement") with Dr. Currier, Chief Executive Officer. The Currier Employment Agreement is specifically to become effective at the time that the Company completes financing proposed by this Offering. The term of the Currier Employment Agreement is five years commencing as of the Offering date, with annual rights of renewal thereafter, and provides that Dr. Currier's duties include responsibilities for the overall management of the business being conducted by the Company, implementation of its acquisition and growth strategies, and to function as the chief executive of the Company. He is not obligated to perform these duties on a full-time basis, and has found in the past that he is able to conduct the operations of his medical practice as a compliment to the duties he performs as chief executive for the Company. Dr. Currier reports to the Board of Directors of the Company.

    Pursuant to the Currier Employment Agreement, his first year base annual compensation will be in the amount of $75,000, after which his base annual compensation increases to $100,000 per annum in the second full year of the agreement, and he is to receive base annual compensation of $125,000 in the third full year of the agreement. Base annual compensation payable to Dr. Currier for the remainder of the term of his employment agreement is $125,000 per year. Under the terms of his employment agreement, Dr. Currier may receive cash and/or common stock bonuses within the discretion of the Board of Directors.

    In addition to Dr. Currier's base compensation and bonuses, if any, he is entitled to receive customary employee benefits available to all eligible employees of the Company and four weeks of paid vacation each year during the agreement.

    Upon termination, and for a period of two years thereafter, Dr. Currier is prohibited from directly or indirectly, engaging in or being interested in any business that competes with the business of the Company in the geographic locations in which the Company conducts its business, which locations are defined as a radius of 70 miles from any sales office or tower facility owned or operated by the Company. The Currier Employment Agreement may be terminated by either party upon 30 days' advanced notice, with or without cause. If the Company terminates the agreement without cause, Dr. Currier is entitled to receive liquidated damages equal to the base annual compensation he would otherwise be entitled to receive for the unexpired term of the agreement, or one year, whichever is lesser, which sum(s) are payable at the time his base compensation payments would regularly be made, but this sum is to be reduced by the amount of any income received by Dr. Currier from any other employment, except his income received from his medical practice, calculated from the date of his termination.

    If the agreement is terminated by the Company for cause, the Board of Directors, exclusive of Dr. Currier, is responsible to give Dr. Currier 30 days' prior written notice of termination, specifying the basis for the termination. Termination is deemed to be for cause if Dr. Currier is dismissed for dishonesty, for conviction of a felony, or for a material breach of the agreement by Dr. Currier, including a failure to perform the duties of his position in a competent and conscientious manner. If Dr. Currier terminates the agreement without the Board of Director's consent, the Company has no further obligation to him, but Dr. Currier is obligated for the remainder of the term of the agreement to make himself available without compensation as a consultant to the Company.

    Pursuant to the Currier Employment Agreement, the Company has agreed to indemnify Dr. Currier, to the maximum extent permitted by Michigan law, during and after the termination of his employment, against all judgments, settlement payments, costs, attorneys' fees, and other reasonable expenses incurred by him in connection with the defense of any action, suit, or proceeding, arising from events before or during the term of his employment with the Company, to which he was made a party because of the performance of his duties under his employment agreement. This right of indemnification is in addition to any further rights of indemnification Dr. Currier may otherwise be entitled to under the Bylaws of the Company or Michigan law.

    THOMAS EMPLOYMENT AGREEMENT

    Effective as of January 1, 1998, the Company entered into a new employment agreement (the "Thomas Employment Agreement") with Mr. Thomas, President and Chief Operating Officer, which is designed to supercede Mr. Thomas' original employment agreement with Ives dated January 21, 1994. The Thomas Employment Agreement provides an increase in Mr. Thomas' base annual compensation and the payment of a cash and stock bonus, all of which is to be effective retroactively back to January 1, 1998, on the closing date of the Offering. The term of the Thomas Employment Agreement is three years commencing January 1, 1998 with annual rights of renewal thereafter, and provides that Mr. Thomas' duties include responsibilities for the day-to-day operations of the Company. Mr. Thomas reports to Dr. Currier, the Chief Executive Officer of the Company.

    Pursuant to the Thomas Employment Agreement, Mr. Thomas' base annual compensation will remain in the amount of $108,000 until the Offering is closed, after which his base annual compensation will increase to $125,000 per annum, retroactive back to the effective date of the agreement. After the first full year of the agreement, Mr. Thomas' base salary will be reviewed by the Board of Directors, but will not be subject to reduction during the three year term. At such time of the Offering is sold to the public, Mr. Thomas will receive a one time cash bonus in the amount of $25,000 payable within 20 days thereafter. In addition, at the closing of the Offering to the public, Mr. Thomas will receive a stock grant bonus from the Company equal to the greater of (i) 10,000 shares of unregistered Common Stock, or (ii) .04% of the amount of such Common Stock outstanding after the Offering closes.

    In addition to Mr. Thomas' base compensation and bonuses, if any, he is entitled to receive customary employee benefits available to all eligible employees of the Company; three weeks of paid vacation each year during the agreement; and the use of a Company owned vehicle and cellular telephone at Company expense.

    Upon termination, and for a period of two years thereafter, Mr. Thomas is prohibited from directly or indirectly, engaging in or being interested in any business that competes with the business of the Company in the geographic locations in which the Company conducts its business, which locations are defined as a radius of 70 miles from any sales office or tower facility owned or operated by the Company. The Thomas Employment Agreement may be terminated by either party upon 30 days' advanced notice, with or without cause. If the Company terminates the agreement without cause, Mr. Thomas is entitled to receive liquidated damages equal to the base annual compensation he would otherwise be entitled to receive for the unexpired term of the agreement, or one year, whichever is lesser, which sum(s) are payable at the time his base compensation payments would regularly be made, but this sum is to be reduced by the amount of any income received by Mr. Thomas from any other employment calculated from the date of his termination.

    If the agreement is terminated by the Company for cause, the Board of Directors, exclusive of Mr. Thomas, is responsible to give Mr. Thomas 30 days' prior written notice of termination, specifying the basis for the termination. Termination is deemed to be for cause if Mr. Thomas is dismissed for dishonesty, for conviction of a felony, or for a material breach of the agreement by Mr. Thomas, including a failure to perform the duties of his position in a competent and conscientious manner. If Mr. Thomas terminates the agreement without the Board of Director's consent, the Company has no further obligation to him, but Mr. Thomas is obligated for the remainder of the term of the agreement to make himself available without compensation as a consultant to the Company.

    Pursuant to the Thomas Employment Agreement, the Company has agreed to indemnify Mr. Thomas, to the maximum extent permitted by Michigan law, during and after the termination of his employment, against all judgments, settlement payments, costs, attorneys' fees, and other reasonable expenses incurred by him in connection with the defense of any action, suit, or proceeding, arising from events before or during the term of his employment with the Company, to which he was made a party because of the performance of his duties under his employment agreement. This right of indemnification is in addition to any further rights of indemnification Mr. Thomas may otherwise be entitled to under the Bylaws of the Company or Michigan law.

    BRADFORD EMPLOYMENT AGREEMENT

    Mr. Bradford entered in to a letter agreement with the Company on June 20, 1998 ("Bradford Agreement") which provides that he will become employed with the Company in the capacity of Chief Engineer upon consummation of the Company's public offering. Mr. Bradford's duties are to include daily engineering services, systems inspection, equipment repair and purchases, facilities reports and maintenance. Mr. Bradford will report directly to Mr. Thomas.

    The Bradford Agreement provides that his term of employment with the Company will be for one year from the date employment commences, with annual rights of renewal by further agreement of the parties. His first year annual base compensation has been established in the amount of $75,000, and Mr. Bradford will be subject to cash and stock bonuses in addition to his base annual salary, as determined by the Board of Directors of the Company. In addition to Mr. Bradford's base compensation and bonuses, if any, he is entitled to receive customary employee benefits available to all eligible employees of the Company; two weeks of paid vacation each year during the agreement; and the reimbursement of all reasonable and necessary business expenses incurred during his employment.

    Pursuant to the Bradford Agreement, the Company has agreed to indemnify Mr. Bradford, to the maximum extent permitted by Michigan law, during and after the termination of his employment, against all judgments, settlement payments, costs, attorneys' fees, and other reasonable expenses incurred by him in connection with the defense of any action, suit, or proceeding, arising from events before or during the term of his employment with the Company, to which he was made a party because of the performance of his duties under his employment agreement. This right of indemnification is in addition to any further rights of indemnification Mr. Bradford may otherwise be entitled to under the Bylaws of the Company or Michigan law.

    Mr. Wine, Chief Financial Officer of the Company receives no cash compensation for his consulting services to the Company. His non-cash compensation for services is in the form of a distributable share of the Consultant's Warrants to be issued to Gen Ex Capital Corp.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established three committees: Executive Committee, Compensation Committee and Audit Committee. The Board appoints the members of the various committees and those members serve at the discretion of the Board. The existing Board of Directors will be expanded from three members to five members on the date of the first meeting of directors following the date this Offering is consummated. It is anticipated that the additional two members of the Board of Directors will be "disinterested directors" as defined in the Securities Exchange Act of 1934, as amended.

    The Executive Committee, consisting of two members, has been delegated the authority to exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company, including the right to authorize: (i) the purchase of stock; (ii) adopt an agreement of merger or consolidation; (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's properties or assets; (iv) recommend to the stockholders a dissolution of the Company or a revocation of dissolution; (v) amend the by-laws; or (vi) authorize the declaration of a dividend. The Executive Committee meets at such times as it deems appropriate.

    The Compensation Committee has been established to review and make recommendations to the Board regarding the compensation to be paid by the Company and its subsidiaries to their executive officers, key employees and consultants, including, without limitation, the grant of cash and stock bonuses as well as incentive awards under the Company's incentive program. See "--Stock Option Plans." The Compensation Committee meets at such times as it deems appropriate.

    The Audit Committee has been established to review and monitor the general policies and practices of the Company and its subsidiaries with regard to accounting, financial reporting, internal auditing and financial controls and to serve as a channel of communication between the Board of Directors and the Company's independent certified accountants. The Audit Committee meets at least two times per year and at such other times as it deems appropriate.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

    The members of the Compensation Committee of the Company have not yet been determined as of the date of this Prospectus. It is expected that the members of the Compensation Committee of the Company will be determined at the first meeting of the Board of Directors following the closing of the Offering.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by the Company to be the beneficial owner of five (5%) percent or more of the Company's Common Stock, all executive officers of the Company and the directors individually and all directors and executive officers of the Company as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

                                                                    AMOUNT AND NATURE OF     % BEFORE          % AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP    OFFERING(1)      OFFERING(1)
------------------------------------------------------------------  --------------------  ---------------  ---------------
Dr. Robert M. Currier.............................................         1,700,000               100%              53%
c/o Northern Radio
Network Corporation
1491 US-23 North
Alpena, MI. 49707

Mark Thomas(2)....................................................          -0-                 -0-              -0-
c/o Northern Radio Network Corporation
1491 US-23 North
Alpena, MI. 49707

Michael E. Bradford...............................................          -0-                 -0-              -0-
7321 Browns Lake Road
Jackson, MI. 49201

All Officers and Directors As a Group
  (3 persons).....................................................         1,700,000               100%              53%

------------------------

(1) Does not include: (i) any Shares issued in this Offering in the event that the Over-Allotment Option is exercised by the Underwriters; (ii) any shares which may be issued at the time the Consultant's Warrants or the Representatives' Warrants are exercised; (iii) the exercise of the Thomas Options; or (iv) the issuance of any shares reserved under the Stock Option Plan.

(2) Does not include any shares which are the subject of the Thomas Options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Dr. Robert M. Currier, Chief Executive Officer of the Company owns and operates a medical practice doing business as Northern Eye, in Alpena, Michigan. For the years ended December 31, 1997 and 1996, the Company had advertising sales to Dr. Currier's medical practice of $57,120 and $56,724, respectively. As of these dates, no receivables between the Company and Northern Eye existed.

    During the year ended December 1997, Dr. Currier advanced Ives a total of $324,876, net of repayments. This advance is memorialized by an unsecured written promissory note dated December 31, 1997, which accrues interest at 8% per annum and is due on demand. During 1998, Dr. Currier has advanced to date a total of $85,329 to the Company primarily to advance costs and expenses for this Offering. The 1998 advances are evidenced by a series of unsecured written promissory notes due on demand and accruing interest at the rate of 9% per annum. None of these notes are overdue.

                           DESCRIPTION OF SECURITIES

    The Company is authorized to issue up to 10,000,000 shares of $.001 par value Common Stock and 5,000,000 shares of $.001 par value Preferred Stock. As of December 31, 1997 on a pro forma basis, 1,700,000 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, and all of such Common Stock was held of record by Dr. Robert M. Currier.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of $.001 par value Preferred Stock. The Preferred Stock of the Company can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. All shares of one series shall be alike in every particular. The Board of Directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including, without limitation: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions in kind,
(4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

    Although the Company currently does not have any plans to issue shares of Preferred Stock or to designate any series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common shareholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of the Common Stock. The common shareholders of the Company have no redemption rights. In addition, the Board of Directors could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

CONSULTANT'S WARRANTS

    In connection with the formation of the Company, the negotiation and consummation of the Reorganization Agreement by Ives and Daraka to the Company, the structuring and handling of the financing described in this Prospectus, and the negotiations and documentation of the Pending Transaction, the Company has agreed to issue to Gen Ex Capital Corporation or its assignee(s), the Consultant, warrants ("Consultant's Warrants") to purchase up to 350,000 shares of Common Stock at an exercise price equal to 120% of the price which the Shares of Common Stock in this Offering is made to the public. The Consultant's Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus. The Consultant's Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The holders of the Consultant's Warrants will not possess any rights as shareholders of the Company until a holder exercises the Consultant's Warrants.

    For the life of the Consultant's Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the Common Stock issuable upon the exercise of the Consultant's Warrants. These warrant holders may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital of an offering of Common Stock on terms more favorable than those provided for by the warrants. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected.

    The shares of Common Stock underlying the Consultant's Warrants are being registered on the Registration Statement of which this Prospectus is a part. The Company has agreed to maintain an effective Registration Statement with respect to such shares to permit their resale at all times during the period in which the Consultant's Warrants are exercisable. The sale of the shares upon exercise of the Consultant's Warrants could dilute the interest of other holders of Common Stock and the existence of the Consultant's Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of the Consultant's Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Consultant's Warrants.

TRANSFER AGENT AND REGISTRAR

    The Company intends to act as its own transfer agent and registrar for the Company's Common Stock until the Company's shares are listed for trading on the NASDAQ SmallCap Stock Market-TM- or a regional or national securities exchange.

REPORTS TO SHAREHOLDERS

    The Company intends to furnish annual reports to shareholders which will include audited financial statements reported on by its certified public accountants.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Common Stock. No predictions can be made of the effect, if any, that future market sales of shares of Common Stock or the availability of such shares will have on the prevailing market price of the Common Stock following this Offering. Nevertheless, sales of substantial amounts of such shares in the open market following this Offering could adversely affect the prevailing market price of the Common Stock.

    Upon completion of this Offering, and assuming no exercise of outstanding options and warrants to purchase Shares, the Company will have 3,200,000 outstanding shares of Common Stock. Of those, 1,700,000 shares of Common Stock that are outstanding on a proforma basis, together with the 1,500,000 Shares sold in this Offering by the Company will, subject to any applicable state law restrictions on secondary trading, be freely tradable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144. 1,700,000 shares of Common Stock are "restricted" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). Of this number, no shares are eligible for immediate sale in the public market without restriction under Rule 144(k). Beginning 90 days after the date of this Prospectus (or earlier with the consent of the Underwriters), 1,700,000 shares of restricted Common Stock will become eligible for resale upon the expiration of a lock-up agreement between the Underwriters and Dr. Robert M. Currier not to sell such shares, subject to the volume and manner of sale limitations set forth in Rule 144.

    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the company's Common Stock in the NASDAQ SmallCap Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who Restricted Shares have been fully-paid for two years since the later of the date they were acquired from the Company or the date they were acquired from an affiliate of the company may sell such restricted Shares under Rule 144(k) without regard to the limitations and requirements described above. Under Rule 701, shares privately issued under certain compensatory stock-based plans, such as the Plan may be resold under Rule 144 by non-affiliates, subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirement.

    Prior to the Offering, there has been no public market for the Company's Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under rule 144, because such amount will depend on the trading volume in, and the market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perceptions that such sales could occur, could adversely affect the market price of the Common Stock of the Company. See "Underwriting."

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), acting through the Representatives, have agreed, severally and not jointly, subject to the terms and conditions contained in the Underwriting Agreement between the Company and the several Underwriters (the "Underwriting Agreement"), to purchase from the Company the Shares offered by this Prospectus in the amounts set forth below.

NUMBER OF SHARES                                                               UNDERWRITER
--------------------------------------------------------------------------  ------------------

                                                                            ------------------
    Total.................................................................  1,500,000 Shares
                                                                            ------------------
                                                                            ------------------

    The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Shares offered by this Prospectus if any shares are purchased. The Company has been advised that the Underwriters propose to offer the Shares offered by this Prospectus to the public, initially at the offering price set forth on the cover of this Prospectus and to selected dealers, including Underwriters, at that price less a concession to be determined by the Representatives. after the initial offering of the Shares offered by this Prospectus, the public offering price and other offering terms may be changed.

    The Underwriters will purchase the Shares offered hereby at a discount equal to 10% of the public offering price, or $4.50 per shares, assuming an initial
offering price of $5.00 per shares. As one of the Representatives,       will
also receive at the closing a non-accountable expense allowance equal to 3% of the aggregate initial offering price of the Shares sold in this Offering, of
which       has already been paid.

    The Company has agreed to issue to the Representatives the Representatives' Warrants giving the Representatives the right to purchase up to 250,000 shares of Common Stock. The Representatives' Warrants are exercisable for a period of five years beginning one year from the date of this Prospectus at a price equal to 120% of the public offering price, or $6.00 per share, assuming a public offering price of $5.00 per share. The Representatives' Warrants are not transferable for a period of one year from the date of this Prospectus except
(i) to any of the Representatives or to individuals who are either a partner or any officer of a representative, or (ii) by will or by the laws of descent and distribution. the holders of the Representatives' Warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profits realized by the Representatives on the sale of the Common Stock issuable upon the exercise of the Representatives' Warrants may be deemed to be additional underwriting compensation.

    The shares of Common Stock underlying the Representatives' Warrants are being registered on the Registration Statement of which this Prospectus is a part. The company has agreed to maintain an effective Registration Statement with respect to such shares to permit their resale at all times during the period in which the Representatives' Warrants are exercisable. The sale of the shares upon exercise of the Representatives' Warrants could dilute the interest of other holders of Common Sock and the existence of the Representatives' Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of the Representatives' Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Representatives' Warrants.

    The Company has agreed that, for a period of 90 days following the closing of this Offering, it will not, subject to certain exceptions, offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any
securities of the Company without       's prior written consent. Dr. Robert M.
Currier, the

Company's sole shareholder, has agreed that for a period of 90 days following the closing of this Offering, he will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company
pursuant to Rule 144 under the Securities Act or otherwise without       's
prior written consent. Until the distribution of the Shares is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common Stock. If the Underwriters create a short position in the Shares in connection with the Offering, i.e. if they sell more Shares that are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market.

    The Underwriters may also impose a penalty bid on selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concessions from the selling group members who sold those securities as part of this Offering. In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect of the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Prior to this Offering, there has been no public market for the Company's securities. Accordingly, the public offering price of the Shares offered by this
Prospectus has been determined by negotiations between the Company and       .
Among the factors considered in determining the public offering price of the Shares included the Company's net worth and prospective earnings, the amount of dilution per share of Common Stock to the public investors, the history and the prospects of the company and the industry in which it operates, the status and development prospects for the radio and media business, and the trends of such results, the experience and qualifications of the Company's executive officers and the general condition of the securities markets at the time of the Offering.

    The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by the Company and the Underwriters to payments that may be required to be made in respect thereof.

                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Gregory Bartko, Esq., Atlanta, Georgia. Mr. Bartko has represented the Company in other general corporate matters prior to the Offering, and at the present time represents the Consultant, Gen Ex Capital Corp.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and 1996 and for the years then ended have been audited by Plante & Moran, LLP, independent auditors, as stated in their reports appearing herein and in the Registration Statement, and are included herein in reliance upon the audit report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Offer Of Common Stock. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and this Exchange Offer, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy materials and other information with the Commission. The reports, proxy materials and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                                    CONTENTS

INDEPENDENT AUDITORS REPORT......................................................     F-2

FINANCIAL STATEMENTS

  Combined Balance Sheet.........................................................     F-3

  Combined Statement of Operations and Accumulated Deficit.......................     F-4

  Combined Statement of Cash Flows...............................................     F-5

  Combined Statement of Stockholder's Equity.....................................     F-6

  Notes to Combined Financial Statements.........................................  F-7-F-10

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors

Northern Radio Network

    We have audited the accompanying combined balance sheet of Northern Radio Network as of December 31, 1997 and 1996, and the related combined statements of operations and accumulated deficit, cash flows and stockholder's equity, for the years then ended. These financial statements are the responsibility of the Northern Radio Network management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Northern Radio Network as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          Plante & Moran, LLP

Grand Rapids, Michigan

April 23, 1998

                             NORTHERN RADIO NETWORK

                             COMBINED BALANCE SHEET

                                                                                              DECEMBER 31
                                                                                        ------------------------
                                                                                           1997         1996
                                                                            MARCH 31,   -----------  -----------
                                                                           -----------
                                                                              1998
                                                                           -----------
                                                                           (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash...................................................................  $   --       $     6,061  $   --
  Accounts receivable....................................................      200,257      204,057      198,798
  Allowance for bad debts................................................      (15,000)     (15,000)     (15,000)
  Prepaid taxes..........................................................      --           --             7,033
                                                                           -----------  -----------  -----------
    Total current assets.................................................      185,257      195,118      190,831
Property and equipment:
  Land...................................................................       36,200       36,200       36,200
  Buildings..............................................................      398,045      398,045      398,045
  Equipment..............................................................      540,619      531,416      521,213
  Furniture and fixtures.................................................        7,300        7,300        7,300
  Tower and antenna......................................................      483,465      481,683      423,702
  Transmitter............................................................      325,668      325,098      325,098
  Vehicles...............................................................       86,886       86,886       86,886
                                                                           -----------  -----------  -----------
    Total property and equipment.........................................    1,878,183    1,866,628    1,798,444
  Less accumulated depreciation..........................................     (857,376)    (818,104)    (661,013)
                                                                           -----------  -----------  -----------
    Total fixed assets...................................................    1,020,807    1,048,524    1,137,431
Other Assets:
  Deferred offering costs................................................       71,835      --           --
  FCC license............................................................       24,500       24,500       24,500
  Organization costs.....................................................       50,617       44,327       44,327
  Accumulated amortization...............................................      (46,002)     (43,440)     (33,190)
                                                                           -----------  -----------  -----------
    Total other assets...................................................      100,950       25,387       35,637
                                                                           -----------  -----------  -----------
    Total assets.........................................................  $ 1,307,014  $ 1,269,029  $ 1,363,899
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Bank overdrafts........................................................  $    11,741  $   --       $     6,804
  Accounts payable.......................................................       96,304       72,581      104,582
  Accrued and other liabilities..........................................      116,779      133,050      113,925
  Severance payable (Note 2).............................................       60,000       60,000       60,000
  Stockholder loan (Note 6)..............................................      346,056      324,876      --
  Line of credit (Note 3)................................................      216,280       45,300      115,068
  Current portion of long-term debt......................................       53,316       62,260       47,333
                                                                           -----------  -----------  -----------
    Total current liabilities............................................      900,476      698,067      447,712
Long-term Liabilities:
  Long-term debt (Note 4)................................................      226,156      227,483      237,132
  Severance payable (Note 2).............................................       75,000       90,000      150,000
                                                                           -----------  -----------  -----------
    Total long-term liabilities..........................................      301,156      317,483      387,132
Stockholder's Equity:
  Common stock (Note 5)..................................................       53,400       53,400       53,400
  Paid-in capital........................................................    3,311,664    3,311,664    3,311,664
  Accumulated deficit....................................................   (3,259,682)  (3,111,585)  (2,836,009)
                                                                           -----------  -----------  -----------
    Total stockholder's equity...........................................      105,382      253,479      529,055
                                                                           -----------  -----------  -----------
    Total liabilities and stockholder's equity...........................  $ 1,307,014  $ 1,269,029  $ 1,363,899
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                  See Notes to Combined Financial Statements.

                             NORTHERN RADIO NETWORK

            COMBINED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                            THREE MONTHS ENDED MARCH
                                                                       31                YEAR ENDED DECEMBER 31
                                                            -------------------------  --------------------------
                                                               1998          1997          1997          1996
                                                            -----------  ------------  ------------  ------------
                                                                   (UNAUDITED)
Sales.....................................................  $   341,764  $    364,670  $  1,809,238  $  1,589,354
Commissions and fees:
  Agency commissions......................................       12,602        10,557        54,213        49,138
  License fees............................................       21,255        10,276        51,581        45,728
                                                            -----------  ------------  ------------  ------------
    Total commissions and fees............................       33,857        20,833       105,794        94,866
                                                            -----------  ------------  ------------  ------------
Net sales.................................................      307,907       343,837     1,703,444     1,494,488
Operating expenses:
  Technical...............................................       27,056        32,506       129,106       124,410
  Programming.............................................       84,752        74,671       197,388       159,913
  Sales...................................................       96,603        95,930       532,256       489,463
  News....................................................       28,537        24,543       310,674       350,354
  Administrative..........................................      128,711       132,888       451,128       453,833
  Traffic and accounting..................................       56,589        44,647       192,780       185,974
  Depreciation............................................       39,273        36,254       157,091       145,015
  Amortization............................................        2,562         2,624        10,250        10,499
                                                            -----------  ------------  ------------  ------------
    Total operating expenses..............................      464,083       444,063     1,980,673     1,919,461
                                                            -----------  ------------  ------------  ------------
  Loss from operations....................................     (156,176)     (100,226)     (277,229)     (424,973)
Other income (expense):
  Finance charge income...................................          403         3,078        10,304        10,999
  Rental income...........................................       25,047        20,918        54,747        29,883
  Interest expense........................................      (15,863)       (6,100)      (42,442)      (27,414)
  Other expense...........................................        1,092       --                (60)      (17,612)
                                                            -----------  ------------  ------------  ------------
    Total other income (expense)..........................       10,679        17,896        22,549        (4,144)
                                                            -----------  ------------  ------------  ------------
Loss before provision for income taxes....................     (145,497)      (82,330)     (254,680)     (429,117)
Provision for federal income taxes (Note 1)...............       (2,600)       (3,700)      (20,896)      (12,458)
                                                            -----------  ------------  ------------  ------------
Net loss..................................................  $  (148,097) $    (86,030) $   (275,576) $   (441,575)
                                                            -----------  ------------  ------------  ------------
                                                            -----------  ------------  ------------  ------------
Proforma:
  Pro Forma Net Loss Before Income Taxes..................  $   145,497  $     82,330  $    254,680  $    429,117
  Proforma income tax.....................................      --            --            --            --
                                                            -----------  ------------  ------------  ------------
  Proforma net loss.......................................  $  (145,497) $    (82,330) $   (254,680) $   (429,117)
                                                            -----------  ------------  ------------  ------------
                                                            -----------  ------------  ------------  ------------
Proforma basic loss per share.............................  $     (1.73) $       (.98) $      (3.03) $      (5.11)
                                                            -----------  ------------  ------------  ------------
                                                            -----------  ------------  ------------  ------------

                  See Notes to Combined Financial Statements.

                             NORTHERN RADIO NETWORK

                        COMBINED STATEMENT OF CASH FLOWS

                                                               THREE MONTHS ENDED MARCH
                                                                         31,              YEAR ENDED DECEMBER 31
                                                               ------------------------  ------------------------
                                                                  1998         1997         1997         1996
                                                               -----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...................................................  $  (148,097) $   (86,030) $  (275,576) $  (441,575)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization............................       41,835       38,878      167,341      155,514
    (Increase) decrease in assets:
      Accounts receivable....................................        3,800      (22,565)      18,289         (950)
      Prepaid expenses.......................................      --             3,700        7,033       (7,033)
    Increase (decrease) in liabilities:
      Accounts payable.......................................       23,723       31,316      (55,555)      51,851
      Accured liabilities and other..........................      (16,271)      (8,119)      18,048       39,872
      Income taxes payable...................................      --           --             1,082        7,381
      Severance payable......................................      (15,000)     (15,000)     (60,000)     (60,000)
                                                               -----------  -----------  -----------  -----------
        Net cash (used in) operating activities..............     (110,010)     (57,820)    (179,338)    (254,940)
                                                               -----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment.........................      (11,555)     (40,220)     (68,183)    (142,128)
  Payment for other assets...................................      (78,125)     --           --           --
                                                               -----------  -----------  -----------  -----------
Net cash provided by (used in) investing activities..........      (89,680)     (40,220)     (68,183)    (142,128)
CASH FLOWS FROM FINANCING ACTIVITIES
  Change in bank overdraft...................................       11,741       (6,804)      (6,804)       6,804
  Line of credit.............................................      170,980      --           (69,768)      84,279
  Stockholder loan...........................................       21,180        7,000      324,876      --
  Proceeds from issuance of long-term debt...................      --           150,000      100,000      225,601
  Payments on long term debt.................................      (10,272)      (3,700)     (94,722)     (33,753)
  Proceeds from capital contribution.........................      --           --           --           108,158
                                                               -----------  -----------  -----------  -----------
        Net cash provided by financing activities............      193,629      146,496      253,582      391,089
                                                               -----------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH..............................       (6,061)      48,456        6,061       (5,979)
CASH--BEGINNING OF YEAR......................................        6,061      --           --             5,979
                                                               -----------  -----------  -----------  -----------
CASH--END OF YEAR............................................  $   --       $    48,456  $     6,061  $   --
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
SUPPLEMENTAL INFORMATION:
  Interest paid..............................................  $    15,643  $     6,100  $    42,353  $    27,069
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
  Income taxes paid..........................................  $     7,684  $     7,694  $    19,814  $     5,077
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

                  See Notes to Combined Financial Statements.

                             NORTHERN RADIO NETWORK

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                           PAID-IN      ACCUMULATED
                                                          COMMON STOCK     CAPITAL        DEFICIT        TOTAL
                                                         --------------  ------------  -------------  -----------
BALANCE, JANUARY 1, 1996...............................    $   53,400    $  3,203,506  $  (2,394,434) $   862,472
Net loss for the year ended December 31, 1996..........        --             --            (441,575)    (441,575)
Capital contribution...................................        --             108,158       --            108,158
                                                              -------    ------------  -------------  -----------
BALANCE, DECEMBER 31, 1996.............................        53,400       3,311,664     (2,836,009)     529,055
Net loss for the year ended December 31, 1997..........        --             --            (275,576)    (275,576)
                                                              -------    ------------  -------------  -----------
BALANCE, DECEMBER 31, 1997.............................        53,400       3,311,664     (3,111,585)     253,479
Net loss for the three months ended March 31, 1998
  (unaudited)..........................................        --             --            (148,097)    (148,097)
                                                              -------    ------------  -------------  -----------
BALANCE, MARCH 31, 1998 (UNAUDITED)....................    $   53,400    $  3,311,664  $  (3,259,682) $   105,382
                                                              -------    ------------  -------------  -----------
                                                              -------    ------------  -------------  -----------

                  See Notes to Combined Financial Statements.

                             NORTHERN RADIO NETWORK

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996
            (INFORMATION AS OF MARCH 31, 1998 AND 1997 IS UNAUDITED)

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPAL BUSINESS ACTIVITY--Northern Radio Network ("Company") was incorporated in Nevada on February 15, 1998. The Company intends to have an initial public offering of its stock in the near future. This new company will be the holding company for two companies, Ives Broadcasting, Inc. ("Ives") and Daraka Broadcasting, Inc. ("Daraka"), involved in radio broadcasting and operating five radio stations in northeastern Michigan. These two corporations share many common functions, including management, and are currently 100 percent owned by Dr. Robert M. Currier. For purposes of these financial statements, the Company, Ives and Daraka (the Companies) are presented on a combined basis in a manner similar to pooling.

    PRINCIPLES OF COMBINATION--The accompanying combined financial statements present the combination of the financial statements of the Companies. Intercompany transactions and balances have been eliminated in the combination.

    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS--The preparation of the accompanying combined financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect certain reported amounts and disclosures. Actual results may differ from these estimates.

    TRADE-OUT TRANSACTIONS--The Companies enter into agreements in which advertising time is traded for various products or services. Trade-out revenue is reported at the normal advertising rates in effect. The revenue and corresponding expense are reported when advertisements are aired and the goods and services are received.

    PROPERTY, EQUIPMENT AND DEPRECIATION--Property and equipment are recorded at cost. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line method for financial accounting purposes and accelerated methods for tax reporting purposes.

    INTANGIBLE ASSETS--Intangible assets are capitalized and amortized on a straight-line basis. Organizational costs are amortized over a five-year period. The FCC license is being amortized over a 15-year period.

    INCOME TAXES--Ives has elected to be taxed under the provisions of subchapter S corporation of the Internal Revenue Code. Under these provisions, the entity does not pay federal income taxes on its taxable income (nor is it allowed a net operating loss carryback or carryover as a deduction). Instead, the stockholder reports the income (or loss) on his personal income tax returns. The accumulated deficit of the Companies includes approximately $3,000,000 of losses deducted by the stockholder for income tax purposes.

    The tax provisions recorded on the income statement in the amount of $20,896 and $12,458 for the years ended December 31, 1997 and 1996, respectively, and $2,600 and $3,700 for the three months ended March 31, 1998 and 1997, respectively, result from taxable income from Daraka, a C corporation. The proforma net loss and income tax disclosures on the income statement set out the effect of offsetting the losses of Ives against the net income of Daraka as they would be treated if the merger had occurred before

                             NORTHERN RADIO NETWORK

                           DECEMBER 31, 1997 AND 1996
            (INFORMATION AS OF MARCH 31, 1998 AND 1997 IS UNAUDITED)

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) year-end. On a proforma basis no deferred tax assets were recognized for operating losses because of the uncertainties as to their realization.

    PROFORMA LOSS PER SHARE--Proforma loss per share is computed based on the average number of shares outstanding of the combined Companies during each period.

NOTE 2--SEVERANCE AGREEMENT

    During 1994, the former majority shareholder and president of Daraka and former president and minority shareholder of Ives, sold all of his stock in both Daraka and Ives to Dr. Robert M. Currier. Simultaneous with the sale, Ives entered into a severance agreement with the former shareholder, providing him with a $60,000 annual severance payment, paid monthly. The Companies' obligation under the agreement is unfunded and has two and a half years remaining.

NOTE 3--LINE OF CREDIT

    The Companies have a line of credit in the amount of $175,000, collateralized by real estate, with interest at prime plus 1.5 percent. The line is due on demand and renewable each December and guaranteed by the Companies' sole stockholder. The weighted average interest rate was 8.44 per cent and 8.27 per cent for the years ended December 31, 1997 and 1996, respectively, and 8.5 per cent and 8.26 per cent for the three months ended March 31, 1998 and 1997, respectively.

    The line of credit was increased to $275,000 in 1998.

                             NORTHERN RADIO NETWORK

                           DECEMBER 31, 1997 AND 1996
            (INFORMATION AS OF MARCH 31, 1998 AND 1997 IS UNAUDITED)

NOTE 4--LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                               MARCH 31,        DECEMBER 31,
                                                                               ----------  ----------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
8.5% note payable to WHSB Inc., monthly payments of $3,000 including
  interest, collateralized by all assets of WHSB-FM, due December 1, 1998....  $   34,011  $   34,011  $   65,083

Variable-rate note payable to NBD Bank, monthly payments of $1,962 including interest. Interest charged at prime rate plus 1.5%. Collateralized by
  Manning Hill tower and real estate, due September 16, 1999.................     133,595     138,988     147,797

Variable-rate note payable to NBD Bank, monthly payments of $785 including interest. Interest charged at prime rate plus 1.5%. Collateralized by real
  estate and equipment of WHAK, due September 16, 1999.......................      53,438      55,588      59,118

Variable-rate note payable to NBD Bank, eight monthly payments of $937, including interest payable May through December, interest charged at prime rate plus 1.5%. Collateralized by real estate and equipment of WHAK, due
  March 16, 2000.............................................................       5,246       6,183      --

Variable-rate note payable to NBD Bank, eight monthly payments of $937 including interest payable May through December. Interest charged at prime rate plus 1.5%. Collateralized by real estate and equipment of WBMI, due
  March 16, 2000.............................................................      45,459      46,396      --

10.5% note payable to Huron Community Bank, monthly payments of $233
  including interest, collateralized by vehicle, due June 13, 2000...........       5,029       5,582       8,016

11.5% note payable to Huron Community Bank, monthly payments of $129
  including interest, collateralized by vehicle, due June 13, 2000...........       2,694       2,995       4,451
                                                                               ----------  ----------  ----------
    Total....................................................................     279,472     289,743     284,465
    Less current portion.....................................................      53,316      62,260      47,333
                                                                               ----------  ----------  ----------
    Long-term portion........................................................  $  226,156  $  227,483  $  237,132
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Minimum principal payments on long-term debt to maturity as of December 31, 1997, are as follows:

1998..............................................................  $  62,260
1999..............................................................    226,606
2000..............................................................        877
                                                                    ---------
  Total...........................................................  $ 289,743
                                                                    ---------
                                                                    ---------

                             NORTHERN RADIO NETWORK

                           DECEMBER 31, 1997 AND 1996
            (INFORMATION AS OF MARCH 31, 1998 AND 1997 IS UNAUDITED)

NOTE 4--LONG-TERM DEBT (CONTINUED)
    Total interest expense incurred for all debt for the years ended December 31, 1997 and 1996, was $42,442 and $27,414, respectively, and $15,863 and $6,100 for the three months ended March 31, 1998 and 1997, respectively.

NOTE 5--COMMON STOCK

    A summary of common stock follows:

                                                          DARAKA        IVES        COMBINED
                                                        ----------  ------------  ------------
Total Value...........................................  $   50,000  $      3,400  $     53,400
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------
Stated value per share................................  $        1  $    --       $    --
Authorized shares.....................................      50,000       100,000       150,000
Shares issued and outstanding.........................      50,000        34,000        84,000
Paid-in-capital.......................................     421,290     2,890,374     3,311,664

NOTE 6--RELATED-PARTY TRANSACTIONS

    Dr. Robert M. Currier owns 100 percent of the stock of Robert M. Currier, D.O., P.C., where he operates a medical practice doing business as Northern Eye. During the years ended December 31, 1997 and 1996, the Companies had sales of $57,120 and $56,724, respectively, to the medical practice. There were no outstanding receivables or payables between parties as of December 31, 1997 and 1996.

    During 1997, Dr. Currier advanced Ives $324,876, net of repayments. No interest was paid or accrued on the funds advanced. Effective December 31, 1997, the unsecured loan has been formalized and will accrue interest at an 8 percent annual rate. The note is payable on demand.

    During 1997, Dr. Currier did not receive a salary from Ives or Daraka.

NOTE 7--SUBSEQUENT EVENTS

    Effective January 1, 1998, Ives entered into a local marketing agreement with Spectrum Communication, Inc. (Spectrum). Under the terms of the agreement, Ives has agreed to purchase the assets of Spectrum for approximately $320,000, subject to obtaining approval for the assignment of license of WCLS-FM from Spectrum to Ives. In the interim, Ives will pay $10.00 per month for the right to begin programming and is entitled to all revenues generated and will be obligated for all expenses of operating the radio station located in Oscoda, Michigan.

    The following unaudited proforma financial information for the Companies gives effect to the WCLS acquisition as if it had occurred on January 1, 1996. These proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually

                             NORTHERN RADIO NETWORK

                           DECEMBER 31, 1997 AND 1996
            (INFORMATION AS OF MARCH 31, 1998 AND 1997 IS UNAUDITED)

NOTE 7--SUBSEQUENT EVENTS (CONTINUED)
would have resulted had the acquisitions occurred on the date indicated or which may result in the future. The 1997 and 1996 proforma information includes the amortization of the acquisition price.

                                                                        1997          1996
                                                                    ------------  ------------
Net sales.........................................................  $  1,753,426  $  1,600,881
Total expenses....................................................     2,144,766     2,110,938
                                                                    ------------  ------------
  Net loss........................................................  $   (391,340) $   (510,057)
                                                                    ------------  ------------
                                                                    ------------  ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND IF, GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Use of Proceeds...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   21
Business and Properties...................................................   25
Management and Board of Directors.........................................   35
Compensation Committee Interlocks and Insider Participation in
  Compensation Decisions..................................................   41
Security Ownership of Certain Beneficial Owners...........................   42
Certain Relationships and Related Transactions............................   42
Description of Securities.................................................   43
Shares Eligible for Future Sale...........................................   45
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Available Information.....................................................   48
Financial Statements......................................................  F-1

                            ------------------------

    UNTIL        , 19  , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    Sections       through       of the Nevada Revised Statutes provide as
follows:

7-109-101. DEFINITIONS. As used in this article:

    (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

    (3) "Expenses" includes counsel fees.

    (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

    (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

    (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102. AUTHORITY TO INDEMNIFY DIRECTORS.

    (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

        (a) The person conducted himself or herself in good faith; and

        (b) The person reasonable believed:

            (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

           (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

        (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

    (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

    (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

    (4) A corporation may not indemnify a director under this section:

        (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

        (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

    (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS.

    Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104. ADVANCE OF EXPENSES TO DIRECTORS.

    (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

        (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

        (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

        (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

    (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

    (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105. COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

    (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

        (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

        (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in section with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS.

    (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) -C- has been made.

    (2) The determinations required by subsection (1) of this section shall be made:

        (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

        (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

    (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

        (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b)of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

        (b) By the shareholders.

    (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107. INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

    (1) Unless otherwise provided in the articles of incorporation:

        (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

        (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

        (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. INSURANCE.

    A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109. LIMITATION OF INDEMNIFICATION OF DIRECTORS.

    (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

    (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR.

    If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                      ***

    b. Article Six of the Registrant's Articles of Incorporation provide that the officers and directors of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law of the payment of dividends in violation of Nevada Revised Statues Section 78.300.

    c.  Article VI of Registrant's By-laws provides, in part:

    "Every Director, officer, employee and agent of the Company, and every person serving at the Company's request as a director, officer (or in a position functionally equivalent to that of officer or director), employee or agent of another corporation, partnership, joint venture, trust or other entity, shall be indemnified to the extent and in the manner provided by the Company's Charter, as it may be amended, and in the absence of any such provision therein, in accordance with Nevada law."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses of the Offering are to be borne by the Company, are as follows:

SEC Filing Fee............................................................  $   3,497
NASD Fee..................................................................      1,500*
Nasdaq Fee................................................................     15,000
Printing Expenses.........................................................     20,000*
Accounting Fees and Expenses..............................................     25,000
Legal Fees and Expenses (to Consultant)...................................     45,000
Blue Sky Fees and Expenses................................................     45,000*
Registrar and Transfer Agent Fee..........................................     -0-
Underwriters' Non-Accountable Expense Allowance...........................    225,000
Miscellaneous.............................................................      5,000
                                                                            ---------
    Total.................................................................  $ 384,997*
                                                                            ---------
                                                                            ---------

------------------------

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    1. On June 22, 1998, the Company granted an option to Mark Thomas, Chief Operating Officer, President and a Director, to purchase 10,000 shares of Common Stock at an exercise price equal to the Offering price for the Common Stock offered by the Prospectus. The Thomas Options were not granted in accordance with the Plan, but were granted as a one-time grant in exchange for Mr. Thomas' past and future services to the Company. The Thomas Options were taken for investment, are subject to appropriate transfer restrictions, and were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

    a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

 EXHIBIT NO.                                             DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
        1.0    Form of Underwriting Agreement*

        1.2    Form of Selected Dealers Agreement*

        1.3    Form of Agreement Among Underwriters*

 EXHIBIT NO.                                             DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------
        3.1    Articles of Incorporation of Registrant

        3.2    By-laws of Registrant

        4.1    Form of Underwriter's Over-Allotment Option*

        4.2    Form of Representatives' Warrant*

        4.3    Form of Consultant's Warrant*

        4.4    Specimen of Common Stock Certificate*

        5.0    Opinion of Gregory Bartko, Esq.*

       10.1    Form of Consulting Agreement With Consultant

       10.2    Stock Option Plan*

       10.3    Newman Street Associates Lease Agreement

       10.4    Employment Agreement with Dr. Currier

       10.5    Employment Agreement with Mr. Thomas

       10.6    Employment Agreement with Mr. Bradford

       10.7    Local Marketing Agreement with Spectrum Communications, Inc.

       10.8    Asset Purchase Agreement with Spectrum Communications, Inc.

       10.9    Daraka Credit Authorization Agreement dated February 25, 1998

      10.10    Ives Term Loan Agreement dated February 25, 1998

      10.11    Ives Installment Business Loan Note dated April 17, 1998

      10.12    Ives Installment Business Loan Note Dated April 17, 1997

      10.13    Daraka Master Demand Business Loan Note dated February 25, 1998

      10.14    Daraka Installment Business Loan Note dated September 16, 1996

      10.15    Ives Installment Business Loan Note dated March 4, 1997

      10.16    Ives Installment Business Loan Note dated September 16, 1996

      10.17    Ives Installment Business Loan Note dated March 27, 1997

      10.18    Daraka Promissory Note dated March 31, 1989 to WHSB, Inc.

      10.19    Ives Promissory Note dated December 31, 1997

      10.20    Stockholder Advance Notes(6)

      10.21    Stock Purchase Agreement and Plan of Reorganization

       23.1    Consent of Plante & Moran, LLP, the Independent Auditors

       23.2    Consent of Gregory Bartko, Esq. (incorporated into Exhibit 5.0)*

       25.1    Powers of Attorney*

         27    Financial Data Schedule

------------------------

*To Be Filed By Amendment.

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           c. Include any additional or changed material information on the plan of distribution.

        2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alpena, State of Michigan on the 23rd day of June, 1998.

                                NORTHERN RADIO NETWORK CORP.

                                By:            /s/ ROBERT. M. CURRIER
                                     -----------------------------------------
                                     Robert M. Currier, CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Northern Radio Network Corp. on the dates indicated.

          SIGNATURE                      POSITION                  DATE
------------------------------  --------------------------  -------------------

    /s/ ROBERT M. CURRIER       Chairman of the Board,
------------------------------    Chief Executive Officer      June 22, 1998
    Dr. Robert M. Currier         and Director

       /s/ MARK THOMAS
------------------------------  Chief Operating Officer,       June 22, 1998
         Mark Thomas              President, and Director

     /s/ WILLIAM P. WINE
------------------------------  Chief Financial Officer        June 22, 1998
       William P. Wine

   /s/ MICHAEL E. BRADFORD
------------------------------  Chief of Engineering and       June 23, 1998
     Michael E. Bradford          Operations, and Director

                                 EXHIBIT INDEX

 EXHIBIT NO.                                            DESCRIPTION                                             PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
       1.0     Form of Underwriting Agreement*..............................................................

       1.2     Form of Selected Dealers Agreement*..........................................................

       1.3     Form of Agreement Among Underwriters*........................................................

       3.1     Articles of Incorporation of Registrant......................................................

       3.2     By-laws of Registrant........................................................................

       4.1     Form of Underwriter's Over-Allotment Option*.................................................

       4.2     Form of Representatives' Warrant*............................................................

       4.3     Form of Consultant's Warrant*................................................................

       4.4     Specimen of Common Stock Certificate*........................................................

       5.0     Opinion of Gregory Bartko, Esq.*.............................................................

      10.1     Form of Consulting Agreement With Consultant.................................................

      10.2     Stock Option Plan*...........................................................................

      10.3     Newman Street Associates Lease Agreement.....................................................

      10.4     Employment Agreement with Dr. Currier........................................................

      10.5     Employment Agreement with Mr. Thomas.........................................................

      10.6     Employment Agreement with Mr. Bradford.......................................................

      10.7     Local Marketing Agreement with Spectrum Communications, Inc..................................

      10.8     Asset Purchase Agreement with Spectrum Communications, Inc...................................

      10.9     Daraka Credit Authorization Agreement dated February 25, 1998................................

      10.10    Ives Term Loan Agreement dated February 25, 1998.............................................

      10.11    Ives Installment Business Loan Note dated April 17, 1998.....................................

      10.12    Ives Installment Business Loan Note Dated April 17, 1997.....................................

      10.13    Daraka Master Demand Business Loan Note dated February 25, 1998..............................

      10.14    Daraka Installment Business Loan Note dated September 16, 1996...............................

      10.15    Ives Installment Business Loan Note dated March 4, 1997......................................

      10.16    Ives Installment Business Loan Note dated September 16, 1996.................................

      10.17    Ives Installment Business Loan Note dated March 27, 1997.....................................

      10.18    Daraka Promissory Note dated March 31, 1989 to WHSB, Inc.....................................

      10.19    Ives Promissory Note dated December 31, 1997.................................................

      10.20    Stockholder Advance Notes(6).................................................................

      10.21    Stock Purchase Agreement and Plan of Reorganization..........................................

      23.1     Consent of Plante & Moran, LLP, the Independent Auditors.....................................

      23.2     Consent of Gregory Bartko, Esq. (incorporated into Exhibit 5.0)*.............................

      25.1     Powers of Attorney*..........................................................................

      27       Financial Data Schedule......................................................................

------------------------

*To Be Filed By Amendment.